Exhibit 99.5 (b)

PRO FORMA VALUATION REPORT
STANDARD CONVERSION

First Northwest Bancorp | Port Angeles, Washington

PROPOSED HOLDING COMPANY FOR:
First Federal Savings and Loan Association of Port Angeles
Port Angeles, Washington

Dated as of August 15, 2014

RP FINANCIAL, LC.
Advisory | Planning | Valuation

1100 North Glebe Road Suite 600
Arlington, Virginia 22201
703.528.1700
rpfinancial.com

August 15, 2014
Board of Directors
First Federal Savings and Loan Association of Port Angeles
105 West Eighth Street
Port Angeles, Washington 98362
Members of the Board of Directors:
At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be offered in connection with the plan of conversion described below.
This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”), the Washington Department of Financial Institutions (“DFI”) and applicable regulatory interpretations thereof.
Description of Plan of Conversion
The Board of Directors of First Federal Savings and Loan Association of Port Angeles, Port Angeles, Washington (“First Federal” or the “Bank”) adopted a plan of conversion on May 22, 2012, as amended. Pursuant to the plan of conversion, the Bank will convert from a state chartered mutual savings bank form of organization to a state chartered fully stock form and become a wholly owned subsidiary of First Northwest Bancorp (“First Northwest Bancorp” or the “Company”) a newly formed Washington corporation. Following the completion of the offering, First Northwest Bancorp will be a bank holding company and its primary regulator will be the Board of Governors of the Federal Reserve System (the “FRB”). The Company will own all of the outstanding shares of the Bank.
Pursuant to the plan of conversion, the Company will offer its stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders, and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering, syndicated offering, or in a separate firm commitment underwritten public offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of First Federal and the balance of the net proceeds will be retained by the Company.

Board of Director
August 15, 2014

At this time, no other activities are contemplated for First Northwest Bancorp other than the ownership of the Bank, a loan to the newly-formed employee stock ownership plan (“ESOP”) and reinvestment of the proceeds that are retained by the Company. In the future, First Northwest Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.
The plan of conversion provides for the establishment of a new charitable foundation, First Federal Community Foundation (the “Foundation”). The Foundation will be funded with First Northwest Bancorp common stock contributed by the Company and $400,000 cash in a total amount equal to 8.0% of the shares sold in the offering. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which First Federal operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.
RP® Financial, LC.
RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction. We believe that we are independent of the Company, the Bank, and the other parties engaged by the Bank or the Company to assist in the stock conversion process.
Valuation Methodology
In preparing the Appraisal, we have reviewed First Northwest Bancorp’s and the Bank’s regulatory applications, including the prospectus as filed with the FRB, the DFI, the FDIC and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included due diligence related discussions with First Federal’s management, Breyer and Associates PC, First Federal’s conversion counsel; and Sandler O’Neill + Partners, L.P., which has been retained as the financial and marketing advisor in connection with the stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.
We have investigated the competitive environment within which First Federal operates and have assessed the Bank’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions, generally, and analyzed the potential impact of such developments on First Federal and the industry as a whole; to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Bank’s operating characteristics and financial performance as they relate to the pro forma market value of First Northwest Bancorp. We have reviewed the economy and

Board of Director
August 15, 2014

demographic characteristics of the primary market area in which the Bank currently operates. We have compared First Federal’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.
The Appraisal is based on First Federal’s representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers First Federal only as a going concern and should not be considered as an indication of the Bank’s liquidation or control value.
Our appraised value is predicated on a continuation of the current operating environment for the Bank and the Company and for all thrifts and their holding companies. Changes in the local, state and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s value alone. It is our understanding that First Federal intends to remain an independent institution and there are no current plans for selling control as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.
The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.
Valuation Conclusion
It is our opinion that, as of August 15, 2014, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering and including the contribution to the Foundation is $98,960,000 at the midpoint, equal to 9,896,000 shares at $10.00 per share. The resulting range of value and pro forma shares are based on $10.00 per share and includes the contribution to the Foundation, which is set forth in the table on the following page. The Foundation will be funded with $400,000 in cash and the remainder in shares of common stock so that the total amount contributed is equal to 8% of the gross offering proceeds received by the Company in the offering.
Based on the pro forma valuation, the number of shares of common stock offered for sale will range from a minimum of 7,820,000 shares to a maximum of 10,580,000 shares, with a midpoint offering of 9,200,000 shares. Based on an offering price of $10.00 per share, the amount of the offering will range from a minimum of $78,200,000 to a maximum of $105,800,000 with a midpoint of $92,000,000. If market conditions warrant, the number of shares offered can be increased to an adjusted maximum of 12,167,000 shares (the “supermaximum”) equal to an offering of $121,670,000 at the offering price of $10.00 per share.

Board of Director
August 15, 2014

First Northwest Bancorp
Standard Conversion Offering @ $92.0 Million Midpoint

		Offering	Foundation
	Total Shares	Shares	Shares
Shares
Supermaximum	13,100,360	12,167,000	933,360
Maximum	11,386,400	10,580,000	806,400
Midpoint	9,896,000	9,200,000	696,000
Minimum	8,405,600	7,820,000	585,600

Distribution of Shares
Supermaximum	100.00%	92.88%	7.12%
Maximum	100.00%	92.92%	7.08%
Midpoint	100.00%	92.97%	7.03%
Minimum	100.00%	93.03%	6.97%

Aggregate Market Value(1)
Supermaximum	$131,003,600	$121,670,000	$9,333,600
Maximum	113,864,000	105,800,000	8,064,000
Midpoint	98,960,000	92,000,000	6,960,000
Minimum	84,056,000	78,200,000	5,856,000

(1) Based on offering price of $10.00 per share.

Limiting Factors and Considerations
The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of First Northwest Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at any time thereafter following the completion of the public stock offering.
The valuation prepared by RP Financial in accordance with applicable regulatory guidelines was based on the consolidated financial condition and operations of First Northwest Bancorp as of or for the periods ended June 30, 2014, the date of the financial data included in the prospectus.

Board of Director
August 15, 2014

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.
The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of First Northwest Bancorp, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of First Northwest Bancorp’s stock offering.
Respectfully submitted,
RP® FINANCIAL, LC.
/s/William E. Pommerening
William E. Pommerening
Managing Director

/s/James J. Oren
James J. Oren
Director

RP® Financial, LC.
TABLE OF CONTENTS
First Federal Savings and Loan Association of Port Angeles
Port Angeles, Washington

  PAGE
DESCRIPTION                                    NUMBER
CHAPTER ONE    OVERVIEW AND FINANCIAL ANALYSIS
Introduction        I.1
Plan of Conversion        I.2
Establishment of a Charitable Foundation    I.2
Strategic Overview        I.3
Balance Sheet Trends        I.5
Income and Expense Trends        I.9
Interest Rate Risk Management    I.13
Lending Activities and Strategy    I.14
Asset Quality        I.19
Funding Composition and Strategy    I.20
Subsidiaries        I.21
Legal Proceedings        I.22
CHAPTER TWO     MARKET AREA ANALYSIS
Introduction        II.1
National Economic Factors        II.2
Interest Rate Environment        II.4
Market Area Demographics        II.5
Local Economy        II.7
Employment Sectors        II.10
Unemployment Trends        II.11
Real Estate Trends        II.12
Market Area Deposit Characteristics    II.13
Market Area Deposit Competition    II.14
CHAPTER THREE    PEER GROUP ANALYSIS
Peer Group Selection    III.1
Financial Condition    III.6
Income and Expense Components    III.8
Loan Composition    III.11
Credit Risk    III.13
Interest Rate Risk    III.15
Summary    III.15

RP® Financial, LC.

TABLE OF CONTENTS
First Federal Savings and Loan Association of Port Angeles
Port Angeles, Washington
(continued)
  PAGE
         DESCRIPTION                                        NUMBER
CHAPTER FOUR    VALUATION ANALYSIS
Introduction        IV.1
Appraisal Guidelines        IV.1
RP Financial Approach to the Valuation    IV.1
Valuation Analysis        IV.2
1.    Financial Condition        IV.2
2.    Profitability, Growth and Viability of Earnings    IV.4
3.    Asset Growth        IV.6
4.    Primary Market Area    IV.6
5.    Dividends        IV.8
6.    Liquidity of the Shares    IV.8
7.    Marketing of the Issue    IV.9
A.    The Public Market    IV.9
B.    The New Issue Market    IV.13
C.    The Acquisition Market    IV.14
8.    Management        IV.17
9.    Effect of Government Regulation and Regulatory Reform    IV.17
Summary of Adjustments        IV.17
Valuation Approaches        IV.18
1.    Price-to-Earnings (“P/E”)    IV.19
2.    Price-to-Book (“P/B”)    IV.20
3.    Price-to-Assets (“P/A”)    IV.22
Comparison to Recent Offerings    IV.22
Valuation Conclusion        IV.23

RP Financial, LC.

LIST OF TABLES
First Federal Savings and Loan Association of Port Angeles
Port Angeles, Washington
 TABLE
NUMBER    DESCRIPTION    PAGE

1.1    Historical Balance Sheet Data    I.6
1.2    Historical Income Statements    I.10

2.1    Summary Demographic/Economic Information    II.6
2.2    Primary Market Area Employment Sectors    II.11
2.3    Market Area Unemployment Trends    II.12
2.4    Deposit Summary    II.13
2.5    Market Area Counties Deposit Competitors    II.15

3.1    Peer Group of Publicly-Traded Thrifts    III.3
3.2    Balance Sheet Composition and Growth Rates    III.7
3.3    Inc as a % of Average Assets and Yields, Costs, Spreads    III.9
3.4    Loan Portfolio Composition and Related Information    III.12
3.5    Credit Risk Measures and Related Information    III.14
3.6    Interest Rate Risk Measures and Net Interest Income Volatility    III.16

4.1    Pricing Characteristics and After-Market Trends    IV.15
4.2    Market Pricing Comparatives    IV.16
4.3    Valuation Adjustments    IV.18
4.4    Derivation of Core Earnings    IV.20
4.5    Public Market Pricing    IV.21

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. Overview and Financial Analysis
Introduction
First Federal Savings and Loan Association of Port Angeles (“First Federal” or the “Bank”) is a state chartered mutual savings bank primarily serving the North Olympic Peninsula (the “Peninsula”) region of Washington through nine full-service banking offices. The Bank conducts business through its headquarters office in Port Angeles, Washington and 8 full-service offices within Clallam, Jefferson, and Kitsap Counties of Washington. The Bank also maintains a loan production office (“LPO”) in Whatcom County, Washington. A map of the Bank’s branch network is shown in Exhibit I-1.
The Bank has served customers on the Peninsula since its founding in 1923. In addition to the traditional retail branches, the Bank delivers its banking products and services through alternative delivery methods including direct deposit, ATMs and debit and check card services, overdraft protection, telephone and Internet banking, and notary and merchant services, providing customers multiple channels to access their accounts. Over the past several years, the Bank has added remote deposit capture, consumer and business online banking and consumer mobile banking capabilities. Moreover, at the new Kitsap County branch location in Silverdale, customers can conduct business with a teller through a video monitor due to the recently installed interactive teller machines.
First Federal’s primary business activity consists of accepting deposit accounts from the general public and investing those deposits, together with funds generated from operations and borrowings in first lien 1-4 family residential mortgage loans, commercial and multi-family real estate loans, commercial business loans, residential construction and lot loans, and consumer loans, consisting primarily of home equity loans and lines of credit. The Bank also invests in securities, primarily mortgage-backed securities (“MBS”) issued or guaranteed by U.S. government agencies, securities issued by government sponsored agencies and obligations of state and political subdivisions. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is subject to comprehensive regulation, supervision and examination by the Washington Department of Financial Institutions (“DFI”) and the FDIC.
First Federal operates as a community-oriented financial institution offering traditional financial services to consumers and businesses in the regional market area, thereby attracting deposits from the general public and using those funds to originate loans to customers and invest

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2
in securities. At June 30, 2014, the Bank reported $795.3 million of total assets, $496.8 million of loans, $600.4 million of deposits and equity of $81.0 million, equal to 10.18% of total assets. For the fiscal year ended June 30, 2014, the Bank reported net income of $2.7 million, or 0.34% of average assets. The Bank’s audited financial statements are included by reference as Exhibit I-2 and key operating ratios are shown in Exhibit I-3.
Plan of Conversion
The Board of Directors of First Federal adopted a plan of conversion on May 22, 2012, as amended. Pursuant to the plan of conversion (“Plan of Conversion”), the Bank will convert from a state chartered mutual savings bank form of organization to a state chartered fully stock form and become a wholly owned subsidiary of First Northwest Bancorp (“First Northwest Bancorp” or the “Company”) a newly formed Washington corporation. The Company will own all of the outstanding shares of the Bank. Following the completion of the offering, First Northwest Bancorp will be a bank holding company and its primary regulator will be the Board of Governors of the Federal Reserve System (the “FRB”).
At this time, no other activities are contemplated for First Northwest Bancorp other than the ownership of the Bank, a loan to the newly-formed employee stock ownership plan (“ESOP”) and reinvestment of the proceeds that are retained by the Company. In the future, First Northwest Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.
Establishment of a Charitable Foundation
In order to continue and enhance the Bank’s long-standing commitment to the local communities and historically strong community service, First Northwest Bancorp intends to establish a charitable foundation, the First Federal Community Foundation (the “Foundation”), as a non-stock Washington corporation in connection with the conversion. The Company will fund the Foundation with $400,000 in cash and the remainder in shares of common stock so that the total amount contributed is equal to 8% of the gross offering proceeds received in the offering. The Foundation will make grants and donations to qualified charitable organizations and/or public entities in the communities in which First Federal maintains full-service branches. The Foundation will be established during fiscal year ended June 30, 2015 and it is anticipated that the Foundation will distribute at least 5% of its assets each year to support charitable organizations and activities that enhance the quality of life for residents within the Bank’s market area. The Foundation will

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3
allow the local communities to share in the anticipated future success of the Company through cash dividends payable on the common stock and potential appreciation of the value of the common stock, as well as enable the Company and its related entities to develop a unified charitable donation strategy.
Strategic Overview
First Federal originally began serving the Peninsula in 1923 under the name Lincoln Savings and Loan Association, as a Washington state chartered mutual savings and loan association. In 1934, the Bank converted to a federal charter and became known as First Federal Savings and Loan Association of Port Angeles. Over time, through de novo branching and internal growth, the Bank expanded the market area throughout the Peninsula, and currently serves Clallam, Jefferson, Kitsap and Whatcom Counties in Washington through a network of nine branch offices and one LPO. In November 2011, First Federal completed a charter conversion from a federal mutual savings and loan association to a Washington State chartered mutual savings bank. The newest full service branch is located in Kitsap County and was first opened as a new lending center in December 2011, which became a full-service branch in October 2012. This branch in Poulsbo was recently relocated to the town of Silverdale, also in Kitsap County, during June 2014. In addition, in July 2012, the Bank opened the LPO in Bellingham, Washington in Whatcom County. Going forward, the Bank plans to continue to grow the franchise by adding four additional de novo full service branch offices during the next three years in contiguous counties in the Puget Sound region. The intention is to expand primarily through internal growth, however, management will consider prudent acquisitions of other financial institutions and bank branches located in the Puget Sound region.
First Federal operates as a full-service community bank in the North Olympic Peninsula and the surrounding region. All of the Bank’s products and services are focused on the lending and investment needs of the local retail and commercial customer base as well as households in the market area. Based on the operating history and growth of the Bank since its founding, the Bank has established, to a notable degree, its name recognition and overall reputation in the area. In addition, the Bank views itself as an integral part of the local communities served, and thus has historically strongly supported local entities through charitable contributions. Thus, the planned formation of the Foundation furthers this past operating perspective.
Historically, the Bank has operated as a traditional savings and loan association, attracting deposits and investing those funds primarily in residential mortgage loans and investment

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4
securities. During the past decade, recognizing the need to adapt to current and future changing market conditions, the Bank revised its operating strategy to diversify the loan portfolio, primarily into commercial loans, sell residential mortgage loans into the secondary market, expand deposit product offerings, and enhance infrastructure, both in terms of equipment and personnel to better position the Bank for operating in the current competitive environment and enabling growth. A new senior management team has been put into place over the past several years to direct the operations of the Bank.
The equity from the stock offering will increase the Bank’s liquidity, leverage and growth capacity and the overall financial strength. First Federal’s higher equity position resulting from the infusion of stock proceeds is anticipated to reduce interest rate risk through enhancing the interest-earning assets to interest-bearing liabilities (“IEA/IBL”) ratio. The increased equity is expected to reduce overall funding costs for the asset base. The Bank will also be better positioned to pursue growth and revenue diversification. The projected use of proceeds is highlighted below.

•
The Company. The Company is expected to retain an estimated 50% of the net conversion proceeds. At present, funds at the holding company level are expected to be initially invested primarily into short-term liquid investments, along with providing the funds for the employee stock ownership plan purchases. Over time, the funds may be utilized for various corporate purposes.

•
The Bank. An estimated 50% of the net conversion proceeds will be infused into the Bank as cash and equity. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are expected to be deposited as an interest-earning deposit, providing additional funds for reinvestment in earning assets.

With the Bank’s enhanced equity position, following the completion of the Offering, First Federal intends to implement the following strategies in order to grow and achieve the Bank’s objective to develop into an independent high performing bank focused on meeting the needs of individuals, small businesses, and community organizations in Northwest Washington through exceptional service and competitive products:

•	Improve earnings by increasing the portfolio of higher yielding loans;

•	Maintaining focus on asset quality;

•	Attracting core deposits and other deposit products through emphasis on relationship banking;

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

•	Expanding First Federal’s market presence and capturing business opportunities resulting from changes in the competitive environment; and,

•	Hiring experienced employees with a customer sales and service focus.
Balance Sheet Trends
Table 1.1 presents the Bank’s historical balance sheet data for the most recent five fiscal years. During this period, First Federal has recorded minimal asset growth with total assets increasing at a modest 1.9% annual rate. The structure of the earning asset base has changed somewhat since fiscal 2010, with loans receivable, representing the majority of the asset base, decreasing through fiscal 2012 and then subsequently increasing in balance through the end of fiscal 2014. Overall, total loans grew $24.2 million, or by 5.0%, while net loans receivable (excluding loans held for sale) grew $25.0 million, or by 5.3% from fiscal 2010 to 2014. Over the same time period, loans held for sale declined by $334,000, or by 35.3%, respectively. The overall growth in total loans over this time period was as a result of developing relationships with new loan referral sources, pursuing loan purchase and participation opportunities, competing successfully in new and existing markets, and benefiting from the improvement of the economy in northwestern Washington. Deposits were the primary source to fund the asset growth, supplemented by borrowed funds. The Bank’s equity base has consistently remained in the range of 9.5% to 10.5% of assets, with the dollar amounts of equity increasing over the time period shown in Table 1.1. A small balance of intangible ($5,000 as of June 30, 2014), results in a slightly lower amount of tangible equity.
First Federal’s net loan portfolio totaled $496.8 million, or 62.5% of assets at June 30, 2014. The loan portfolio balance declined through fiscal 2012 due to lower loan demand in connection with the economic downturn experienced and less emphasis on residential lending, partially offset by efforts to expand the Bank’s commercial lending function, as during that time 1-4 family residential, home equity, construction/land, and consumer loans declined, while the Bank experienced growth in commercial real estate, multi-family, and commercial business loans. Loan growth over the past fiscal year was primarily due to the expansion of the Bank’s lending outside of its primary market areas. Increases in commercial real estate and multi-family loans and construction and land loans were partially offset by declines within the commercial business and 1-4 family residential real estate loan portfolios. As of June 30, 2014, $211.5 million, or 41.9% of total loans were originated outside the North Olympic Peninsula region. The combination of the changes in loans receivable and primary dependence on deposits for funding resulted in the loans

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Table 1.1
First Federal Savings and Loan Association of Port Angeles
Historical Balance Sheet Data
											06/30/10-
											6/30/2014
	As of June 30,										Annual.
	2010		2011		2012		2013		2014		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$738,563	100%	$748,851	100%	$771,864	100%	$784,510	100%	$795,292	100%	1.87%
Loans Receivable (net) (2)	472,178	63.93%	424,462	56.68%	401,077	51.96%	449,753	57.33%	496,797	62.47%	1.28%
Cash and Equivalents	26,966	3.65%	35,751	4.77%	42,475	5.5%	22,948	2.93%	18,960	2.38%	(8.43)%
Investment Securities (AFS)	163,270	22.11%	198,917	26.56%	218,163	28.26%	214,789	27.38%	178,972	22.5%	2.32%
Investment Securities (HTM)	24,534	3.32%	37,081	4.95%	57,385	7.43%	49,579	6.32%	53,244	6.69%	21.37%
FHLB Stock	10,819	1.46%	10,819	1.44%	10,819	1.4%	10,433	1.33%	10,047	1.26%	(1.83)%

Real Estate Owned/Repossessed Assets	2,073	0.28%	4,475	0.6%	2,864	0.37%	2,265	0.29%	810	0.1%	(20.94)%
Mortgage Servicing Rights	2,813	0.38%	2,494	0.33%	1,873	0.24%	1,434	0.18%	1,266	0.16%	(18.09)%
BOLI	16,398	2.22%	16,950	2.26%	17,656	2.29%	17,972	2.29%	18,066	2.27%	2.45%
Fixed Assets	13,395	1.81%	12,840	1.71%	12,200	1.58%	11,444	1.46%	12,287	1.54%	(2.13)%
Subsidiary Start Up Intangible	833	0.11%	517	0.07%	15	—%	10	—%	5	—%	(72.17)%
Other Assets	5,285	0.72%	4,545	0.61%	7,337	0.95%	3,883	0.49%	4,838	0.61%	(2.19)%

Deposits	$556,223	75.31%	$562,398	75.1%	$583,238	75.56%	$595,044	75.85%	$600,399	75.49%	1.93%
FHLB Advances, Notes Payable	99,993	13.54%	100,033	13.36%	100,033	12.96%	100,033	12.75%	105,133	13.22%	1.26%
Other Liabilities	9,699	1.31%	9,200	1.23%	11,293	1.46%	10,810	1.38%	8,765	1.1%	(2.5)%

Equity	$72,648	9.84%	$77,220	10.31%	$77,300	10.01%	$78,623	10.02%	$80,995	10.18%	2.76%
Tangible Equity	$71,815	9.72%	$76,703	10.24%	$77,285	10.01%	$78,613	10.02%	$80,990	10.18%	3.05%
Accumulated other Comprehensive
Gain/(Loss)	$(94)	(0.01)%	$583	0.08%	$2,623	0.34%	$1,628	0.21%	$1,332	0.17%

Loans/Deposits		84.89%		75.47%		68.77%		75.58%		82.74%
Offices Open	9		8		9		9		10

(1) Ratios are as a percent of ending assets.
(2) Includes loans held for sale.
Source: Audited and unaudited financial statements; RP Financial calculations.

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to deposits ratio decreasing from 84.89% at June 30, 2010 to a low of 68.77% at June 30, 2012, which has since improved to 82.74% at June 30, 2014.
First Federal’s loan portfolio reflects the Bank’s historical concentration in 1-4 family residential first and second position mortgage lending, as well as home equity loans and lines of credit, for portfolio, as these loans comprised 56.0% of total loans as of June 30, 2014. Over the last decade, however, the Bank has been pursuing a diversification strategy and emphasizing growth in the commercial real estate and multi-family lending portfolio, as such loans totaled 34.3% of the loan portfolio at the same date. Furthermore, as a result of the strategy of selling longer-term fixed rate residential loans into the secondary market on a servicing retained basis, First Federal has built a portfolio of loans serviced for others equal to $235.2 million and capitalized such servicing in the amount of $1.3 million on the balance sheet as of June 30, 2014. Importantly, after reducing the retention of 1-4 family residential loans, in 2012 the Bank began selectively adding non-conforming 30 year fixed rate mortgages to the portfolio in an effort to meet increasing consumer demand, as well as to enhance net interest income. As of June 30, 2014, 58.1% of the Bank’s loans are secured by property or other types of security on the North Olympic Peninsula, while 25.9% are secured in the Puget Sound region. Loans secured by property outside of Washington State equaled 10.1% of the loan portfolio as of June 30, 2014.
The intent of the Bank’s liquidity policy is to provide adequate liquidity and to generate a favorable return within the context of supporting First Federal’s cash operating needs and credit, reinvestment, liquidity, and interest rate risk objectives. The level of cash and equivalents has typically remained in the range of 2% to 6% of assets, which has been sufficient for daily operational needs. As of June 30, 2014 the portfolio of cash and cash equivalents totaled $19.0 million, equal to 2.4% of assets.
The investment securities portfolio, which includes MBS, SBA bonds, US agency bonds and municipal bonds, totaled $232.2 million or 29.2% of assets as of June 30, 2014. The majority of the portfolio, or $179.0 million, was classified as available-for-sale (“AFS”), with an after-tax gain of $1.3 million as of June 30, 2014, while the remaining balance of investment securities, or $53.2 million, were classified as held to maturity (“HTM”). Additionally, the Bank has an investment in FHLB stock of $10.0 million or 1.3% of assets. Investment in MBS represented $168.7 million, or 72.7% of total investment securities as of June 30, 2014. These investments are attractive to the Bank due to their low credit risk and assist in managing interest rate risk while providing for an enhanced yield over other short term investment vehicles. All of the MBS securities are agency-issued. The investment in SBA bonds equaled $28.9 million as of June 30,

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2014, or 12.9% of the investment portfolio. These bonds also provide similar benefits to the Bank as are obtained with MBS investments. The level of cash and investments is anticipated to increase initially following the Conversion, pending gradual redeployment into higher yielding loans. Details of the Bank’s investment securities portfolio are presented in Exhibit I-4.
Over the time period shown in Table 1.1, the investment in fixed assets declined from $13.4 million, or 1.81% of assets at June 30, 2010, to $11.4 million, or 1.46% of assets at June 30, 2013, as First Federal has maintained a relatively stable office network. As of June 30, 2014, the investment in fixed assets has slightly increased to $12.3 million, or 1.54% of assets, due to the recent relocation of the Poulsbo branch to Silverdale and various building improvements. The Bank owns eight of the nine branch office locations, leasing the newly-opened branch in Silverdale as well as the LPO in Bellingham, Washington.
Real estate owned (“REO”) and repossessed assets totaled $810,000 or 0.1% of assets at June 30, 2014, with single family first position residential real estate properties totaling $524,000, or 65% of the total. Such REO has declined from a high of $4.5 million as of June 30, 2011, indicating gradual success in improving asset quality. Other REO properties included $220,000 of construction/land loans and repossessed assets consisted of $66,000 of repossessed automobiles and a personal property mobile home. The largest REO property had an aggregate book value of $230,000 and consisted of a single family residence located in the Portland, Oregon metropolitan area. This loan was a part of a pool of loans purchased in 2006. Upon obtaining title to such properties, First Federal is able to market and resolve such assets.
As of June 30, 2014, First Federal held a balance of bank owned life insurance (“BOLI”), $18.1 million, which reflects growth since fiscal 2010 owing to increases in the cash surrender value of the policies. The balance of the BOLI reflects the value of life insurance contracts on selected members of the Bank’s management and has been purchased with the intent to offset various benefit program expenses on a tax-advantaged basis. The increase in the cash surrender value of the BOLI is recognized as tax-exempt income on an annual basis.
Over the past five fiscal years, First Federal’s funding needs have been provided by retail deposits, borrowed funds, and retained earnings. Deposits have historically comprised the majority of funding liabilities and increased at an annual rate of 1.9% since the end of fiscal 2010. Deposit growth in recent years has been primarily driven by transaction and savings account deposits, as the balance of CDs has declined. Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support management of deposit costs and interest rate risk. From fiscal 2010 through fiscal 2014, borrowings increased at an annual

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rate of 1.3% and totaled $105.1 million at June 30, 2014, comprised of $105.0 million in FHLB advances, including $89.9 million of long-term advances and $15.1 million of short-term Cash Management Advance Promissory Notes (“CMA borrowings”), and a minimal amount of other borrowings. In April 2013, the Bank restructured substantially all of their FHLB advances by extending maturities and taking advantage of the lower interest rate environment.
The balance of equity increased over the past five fiscal years as the Bank recorded cumulative profitability, as well as accumulated other comprehensive gains from the available for sale investment portfolio. Reflecting the combination of the increase in equity and the increase in assets since fiscal 2010, the equity-to-assets ratio increased from 9.84% at fiscal year-end 2010 to 10.18% at June 30, 2014. There was a minimal $5,000 of an intangible at the same date, and First Federal maintained surpluses relative to all of its regulatory capital requirements at June 30, 2014. The pro forma return on equity (“ROE”) is expected to initially decline following the conversion, given the increased equity position.
Income and Expense Trends
Table 1.2 presents the Bank’s income and expense trends from fiscal year 2010 to fiscal year 2014. First Federal recorded profitable operations in all time periods shown except fiscal 2012, ranging from a high of $3.9 million or 0.52% of average assets for fiscal 2011 to a low of a $2.0 million loss, or 0.26% of average assets for fiscal 2012. For fiscal 2014, the Bank recorded net income of $2.7 million or 0.34% of average assets. The Bank reported a net loss in fiscal 2012 primarily from increased provisioning for loan losses, increased expenses related to REO and repossessed assets, as well as a decline in net interest income.
The income statement has been affected by various non-operating income or expense items over the past five fiscal years, including such items as gains on the sale of loans and investment securities, other than temporary impairment (“OTTI”) charges on investment securities, and a borrowings prepayment penalty. Net interest income and operating expenses represent the primary components of the Bank’s income statement. Other revenues for the Bank largely are derived from customer service fees and charges on the deposit base and lending operations. The level of loan loss provisions due to the prevailing economic trends has also affected the level of net income over the past five fiscal years, respectively.
First Federal’s net interest income to average assets ratio reached a high of 3.35% for fiscal 2010 and a low of 2.56% for fiscal 2013, before improving to 2.78% for fiscal 2014, reflecting market trends in interest rates over that time period, along with the impact of the Bank’s operating

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Table 1.2
First Federal Savings and Loan Association of Port Angeles
Historical Income Statements

	For the Fiscal Year Ended June 30,
	2,010		2,011		2,012		2,013		2,014
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest Income	$33,896	5.1%	$29,416	3.93%	$26,942	3.57%	$25,795	3.34%	$26,559	3.38%
Interest Expense	(11,681)	(1.76)%	(8,258)	(1.1)%	(7,140)	(0.95)%	(6,000)	(0.78)%	(4,729)	(0.6)%
Net Interest Income	$22,215	3.35%	$21,158	2.82%	$19,802	2.63%	$19,795	2.56%	$21,830	2.78%
Provision for Loan Losses	(4,373)	(0.66)%	(926)	(0.12)%	(7,970)	(1.06)%	(1,376)	(0.18)%	(1,307)	(0.17)%
Net Interest Income after Provisions	$17,842	2.69%	$20,232	2.7%	$11,832	1.57%	$18,419	2.38%	$20,523	2.62%

Other Income	$3,893	0.59%	$3,940	0.53%	$4,022	0.53%	$3,934	0.51%	$4,116	0.52%
Operating Expense	(21,886)	(3.3)%	(19,765)	(2.64)%	(20,991)	(2.78)%	(21,246)	(2.75)%	(22,105)	(2.82)%
Net Operating Income	$(151)	(0.02)%	$4,407	0.59%	$(5,137)	(0.68)%	$1,107	0.14%	$2,534	0.32%

Gain(Loss) on Sale of Loans	$2,525	0.38%	$1,472	0.2%	$1,503	0.2%	$1,563	0.2%	$762	0.1%

Gain(Loss) on Sale of Investment Securities	$908	0.14%	$40	0.01%	$293	0.04%	$70	0.01%	$112	0.01%
FHLB Borrowings Prepayment Penalty	(729)	(0.11)%	—	—%	—	—%	—	—%	—	—%
Net Impairment Losses on Investment Secs	(3,154)	(0.48)%	(829)	(0.11)%	(419)	(0.06)%	—	—%	—	—%
Total Non-Operating Income/(Expense)	$(2,975)	(0.45)%	$(789)	(0.11)%	$(126)	(0.02)%	$70	0.01%	$112	0.01%

Net Income Before Tax	$(601)	(0.09)%	$5,090	0.68%	$(3,760)	(0.5)%	$2,740	0.35%	$3,408	0.43%
Income Taxes	602	0.09%	(1,195)	(0.16)%	1,800	0.24%	(422)	(0.05)%	(740)	(0.09)%
Net Income (Loss)	$1	—%	$3,895	0.52%	$(1,960)	(0.26)%	$2,318	0.3%	$2,668	0.34%

Adjusted Earnings
Net Income	$1	—%	$3,895	0.52%	$(1,960)	(0.26)%	$2,318	0.3%	$2,668	0.34%
Add(Deduct): Non-Operating Items	2,975	0.45%	789	0.11%	126	0.02%	(70)	(0.01)%	(112)	(0.01)%
Tax Effect (2)	(1,012)	(0.15)%	(268)	(0.04)%	(43)	(0.01)%	24	—%	38	—%
Adjusted Earnings	$1,964	0.3%	$4,415	0.59%	$(1,877)	(0.25)%	$2,272	0.29%	$2,594	0.33%

Expense Coverage Ratio	101.5%		107.05%		94.34%		93.17%		98.76%
Efficiency Ratio	83.83%		78.75%		88.11%		89.54%		85.2%
Return on Equity	—%		5.17%		(2.52)%		2.94%		3.33%
Effective Tax Rate	100.11%		23.48%		47.87%		15.4%		21.71%

(1) Ratios are as a percent of average assets.
(2) Assumes a 34% effective tax rate for federal & state income taxes.

Source: Audited & unaudited financial statements & RP Financial calculations

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
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strategies. The dollar amount of net interest income declined from fiscal 2010 through fiscal 2013 due to the depressed economic operating environment in the Bank’s regional market area that resulted in weak loan demand, along with the lower prevailing interest rate environment that substantially reduced loan and investment yields that continues today. Net interest income improved over the most recent fiscal year, mainly due to a reduction in interest expense. While funding costs have fallen, reducing the interest expense ratio from 1.76% of average assets for fiscal 2010 to 0.60% of average assets for fiscal 2014, the impact of lower interest rates and the decline in loans was greater through fiscal 2013, but reversed for fiscal 2014. For the fiscal year ended June 30, 2014, net interest income totaled 21.8 million, or 2.78% of average assets. The Bank’s interest rate spreads and yields and costs for the past three fiscal years and at June 30, 2014 are set forth in Exhibits I-3 and I-5.
Non-interest operating income (excluding non-operating items) has remained relatively stable since fiscal 2010 in dollar terms and in relation to the growth in assets. The non-interest operating income ratio is dependent upon the level of banking activities, with fees and charges on loan and deposit accounts constituting the primary source of non-interest income for the Bank. First Federal also receives a level of income from changes in the cash surrender value of BOLI. For the fiscal year ended June 30, 2014, non-interest income totaled $4.1 million, or 0.52% of average assets.
Operating expenses represent the other major component of the Bank’s income statement, and ranged from a low of 2.64% of average assets in fiscal 2011 to a high of 3.30% of average assets for fiscal 2010. Such expenses totaled $22.1 million, or 2.82% of average assets for fiscal 2014. The fluctuations in the dollar amount of operating expenses since fiscal 2010 reflects the impact of recent operational strategies, including reductions/additions in personnel, changes to the lending strategy, and the impact of non-performing assets. Since fiscal 2010, higher costs have been incurred related to REO from asset value write downs as a result of disposition strategies including short sales, along with ongoing costs of managing and maintaining REO properties. Such costs have been declining in the most recent periods as asset quality has improved. Compensation and benefits costs declined in fiscal 2011 as a result of significant staffing reductions completed in that year. Increases in expenses have been experienced in recent years in the areas of data processing and occupancy and equipment, in particular as the branch office network has been expanded. For fiscal 2014, the increase in operating expenses was largely due to additional staffing that has been added in connection with the branch expansion into Kitsap County and LPO expansion into Whatcom County. First Federal has also increased

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staffing in the credit administration and production areas to increase loan production and improve approval times for loans. Upward pressure will be placed on the Bank’s expense ratio following the Offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans, as well as the planned branch expansion into the counties surrounding the Puget Sound region over the three years following the conversion.
The trends in the net interest income and operating expense ratios since fiscal 2010 have caused the expense coverage ratio (net interest income divided by operating expenses) to range from a high of 107.1% in fiscal 2011 to a low of 93.2% for fiscal 2013. The expense coverage ratio has slightly improved over the most recent fiscal year to 98.8% with the increase in net interest income only partially offset by the increase in operating expenses. Similarly, First Federal’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) has fluctuated since fiscal 2010, and was 85.2% for fiscal 2014, a decline from a high of 89.5% in fiscal 2013. The increased level of net interest income has been the primary reason for the slight improvement in the efficiency ratio.
The level of loan loss provisions incurred over the last five fiscal years have also impacted the Bank’s operating results, reflecting the more challenging economic environment and the related impact on asset quality as the Bank experienced more loan delinquencies and defaults that resulted in an increase in loan charge-offs. Over the time period shown in Table 1.2, the Bank’s total loan loss provisions ranged from a low of $926,000 or 0.12% of average assets during fiscal 2011 to a high of $8.0 million or 1.06% of average assets for fiscal 2012. Loan loss provisions declined to $1.3 million or 0.17% of average assets for fiscal 2014. The allowance for loan loss (“ALLL”) balance equaled $8.1 million as of June 30, 2014 and net loan charge-offs totaled $1.2 million for fiscal 2014. As of June 30, 2014, ALLLs equaled 55.3% of non-performing loans (“NPLs”), 52.4% of non-performing assets, and 1.60% of total loans held for investment. Exhibit I-6 sets forth the Bank’s allowance for loan loss activity during the past five fiscal years.
Non-operating items have had a relatively notable impact on the Bank’s income statement over the past five fiscal years. As shown in Table 1.2, the ongoing strategy of selling longer-term fixed rate residential loans into the secondary market has provided substantial fee income in the form of gains on the sale of loans. The Bank has also recognized levels of OTTI charges/impairment losses related to $6.0 million in collateralized debt obligations secured by pooled trust preferred securities that were purchased prior to 2007. These securities were sold during 2012. Separately, the Bank has periodically realized gains on the sale of investment securities; as such gains have been available in the declining interest rate environment of the

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past several years. During fiscal 2014, First Federal reported a $762,000 gain on sale of loans and $112,000 of net gains on the sale of investment securities.
The Bank’s income tax status has been impacted by the varying levels of income recorded over the past five fiscal years and by the investment in BOLI. For fiscal years 2010 and fiscal 2012, First Federal recorded tax benefits based on the negative to minimal earnings recorded by the Bank. For fiscal years 2011, 2013, and 2014, First Federal recorded tax expense based on recorded taxable income, which was adjusted for the tax-advantaged income noted above. The effective tax rates for the Bank ranged from 15.4% in fiscal 2013 to 23.5% in fiscal 2011 and was 21.7% for fiscal 2014. The Bank’s marginal effective statutory tax rate approximates 34%, and this is the rate utilized to calculate the net reinvestment benefit from the offering proceeds.
Interest Rate Risk Management
First Federal utilizes the services of a third party to analyze the impact of interest rate changes on the Bank’s income statement. An analysis of the Bank’s balance sheet in terms of reactions to increases in interest rates indicates that net interest income will decrease under all potential scenarios examined. First Federal also measures its interest rate risk exposure by use of an interest rate sensitivity analysis which measures interest rate risk by computing changes in the present value of the Bank’s cash flows from assets, liabilities, and off-balance sheet items in the event of a range of assumed changes in market interest rates. The analysis provides the estimated changes in the present value of the Bank’s equity or Net Portfolio Value (“NPV”) under the assumed instantaneous changes in the U.S. treasury yield curve. Utilizing figures as of June 30, 2014, based on a 200 basis point instantaneous and sustained increase in interest rates, the analysis indicates that the Bank’s NPV would decrease by 10.8% (see Exhibit I-7).
The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through underwriting residential mortgages that will allow for their sale to the secondary market when such a strategy is appropriate and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consist primarily of shorter term commercial real estate and commercial business loans, along with adjustable rate home equity loans. The Bank also invests in short-term or adjustable-rate securities, which generally have lower yields compared to longer-term investments. On the liability side of the balance sheet the Bank has focused on increasing the

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balances of core deposit accounts, including checking, savings and money market accounts, all of which are deemed to be less interest rate sensitive than time deposits.
As of June 30, 2014, of the Bank’s total loans due after June 30, 2015, adjustable rate loans comprised 48% of those loans (see Exhibit I-8). In addition, the Bank is actively selling the majority of all residential fixed-rate mortgages at the time of origination to the secondary market for interest rate risk management purposes. On the liability side of the balance sheet, management of interest rate risk has been pursued through maintaining a concentration of deposits in lower cost and less interest rate sensitive transaction and savings accounts and maintaining a base of interest-free equity. Transaction and savings accounts comprised 77.7% of the Bank’s deposits at June 30, 2014. The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s capital will lessen the proportion of interest rate sensitive liabilities funding assets.
There are numerous limitations inherent in interest rate risk analyses such as the credit risk of Bank’s loans pursuant to changing interest rates. Additionally, such analyses do not measure the impact of changing spread relationships, as interest rates among various asset and liability accounts rarely move in tandem, as the shape of the yield curve for various types of assets and liabilities is constantly changing in response to investor perceptions and economic events and circumstances.
Lending Activities and Strategy
Since its founding in 1923 up to the last decade, First Federal conducted its lending operations as a traditional savings and loan association, attracting deposits and investing those funds primarily in long term fixed rate 1-4 family residential first mortgage loans to local residents of the geographic areas surrounding the office locations. During the past decade, the Bank has gradually diversified the lending function into commercial mortgage and non-mortgage loans and multi-family loans, while lessening the proportion of 1-4 family residential loans in portfolio. To a much lesser extent, First Federal originates residential construction and lot loans, home equity loans, home equity lines of credit (“HELOCs”), and consumer loans. Details of the Bank’s loan portfolio composition are shown in Exhibit I-9 and Exhibit I-10.

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Residential Real Estate First Mortgage Lending
As noted above, First Federal has historically engaged in the origination and retention in portfolio of first mortgage loans secured by traditional 1-4 family residential owner-occupied property. As of June 30, 2014, total 1-4 family residential mortgage loans equaled $242.5 million, or 48.1% of total loans. Reflecting the Bank’s recent loan diversification strategy, the balance of 1-4 family first mortgage loans has declined from a high of $261.6 million, or 54.4% of total loans as of June 30, 2010. The Bank originates both fixed and adjustable-rate loans which are sold in the secondary market or retained in the loan portfolio based on various factors such as interest rate risk, credit and earnings targets. Residential loans are generally underwritten to secondary market standards.
Fixed-rate residential mortgages typically carry terms of up to 30 years. Loan terms are based on Freddie Mac secondary market rates as well as other internal and external factors. ARM products are also offered to the retail customer base, with the interest rate usually fixed for an initial period, such as one to seven years, converting to annual adjustments after that point. Adjustable rate loans are largely retained in portfolio. Interest rate adjustments on ARM loans are usually limited to 2% per adjustment and a cap of 5% to 6% above the initial interest rate over the life of the loan. First Federal does not offer ARMs with teaser rates, and as of June 30, 2014 the average interest rate on the ARM loans was somewhat higher than the fully indexed rate. As of June 30, 2014, the Bank reported $173.4 million of fixed rate one- to four-family residential mortgage loans and $69.1 million of ARM loans in the loan portfolio.
In recent years First Federal has followed a strategy of originating and selling long-term fixed rate residential loans into the secondary market. This strategy has been pursued primarily for interest rate risk management purposes, given the historically low interest rate environment that has existed over the past several years. Since 2010, the Bank has generally sold most newly originated and refinanced, conforming single-family owner-occupied mortgage loans into the secondary market on a servicing retained basis. In 2012, after extended refinance activity, the Bank began selectively adding fixed-rate mortgages to the portfolio in an effort to enhance net interest income.
Residential loans are primarily generated through the Bank’s in-house lending staff. All of the residential loans are evaluated at the time of origination using secondary market underwriting criteria other than loans guaranteed by the Department of Veterans Affairs, which the Bank began originating in July 2013. The Bank’s 1-4 family loans are originated with LTV ratios of up to 95%, with private mortgage insurance (“PMI”) being required for loans in excess of an 80% LTV ratio.

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The Bank does not offer “interest only”, “negative amortization”, “Alt A”, or subprime loans, all of which are loans with higher risk underwriting characteristics.
Home Equity/Home Equity Lines of Credit (“HELOCs”)
Home equity loans and HELOCs are offered by First Federal as part of the residential lending activities and provide interest rate risk and yield enhancement benefits. First Federal offers such loans in the geographic footprint served by the branches, and currently these loans are sourced by the branch offices. This lending activity is expected to continue, recognizing the risk in this type of lending given that home values have declined. Home equity and HELOC loans totaled $40.1 million, or 7.9% of total loans as of June 30, 2014 a decrease from $62.0 million, or 12.9% of loans as of June 30, 2010.
Home equity loans are originated as an additional product for the retail consumer and are secured by a first or second deed of trust on residential property. These loans are amortizing fixed rate, fixed term loans with terms available up to a maximum loan amount of $250,000 with a five-year draw period and up to 15 year amortization period. HELOCs are currently originated with adjustable rates tied to the prime rate of interest with a maximum loan amount up to $50,000 and a 15 year term with a balloon payment for the balance due at the end of the 15 year period. The maximum combined LTV (first and second liens) for these second position loans is generally limited to 80% of the appraised value.
First Federal operates a weatherization loan program guaranteed by either the City of Port Angeles or the Clallam County Public Utility District, with the purpose to promote energy conservation by weatherizing homes and providing a low interest rate program for consumers to achieve lower energy costs and tax rebates. These loans are one-year adjustable-rate loans tied to a LIBOR rate.
Construction and Land Loans
Historically, First Federal has pursued construction and land lending, which has been more limited since the economic downturn that began in 2008. As of June 30, 2014, construction and land loans totaled $20.5 million, or 4.1% of total loans, which included $12.3 million of land loans, $4.4 million of multi-family construction loans, $2.4 million of residential construction loans, and $1.5 million of commercial construction loans. Credit risk is managed by limiting lending activities within the Puget Sound region. These loans are typically attractive due to the relatively short average duration and attractive yields.

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The largest segment of the construction/land loan portfolio consists of land acquisition, development and construction (“ADC”) loans originated primarily to local contractors and developers. Such lending has been to an extent restricted since the economic downturn in 2008. Land loans are typically secured by a first lien on the property and carry a LTV ratio limited at 50% of the lower of the acquisition price or the appraised value. Development land loans are generally limited to a 75% LTV. The Bank also originates individual lot loans secured by a first lien on the property to borrowers who are planning to build on the lot in the near term future. LTV ratios for these loan types are usually 75% for improved property and 50% to 65% for unimproved land. The interest rate on these loans is fixed with a 10-year amortization and a 1.5-year term.
Residential construction loans totaled $2.4 million or 11.6% of the construction and land loan portfolio as of June 30, 2014. First Federal’s product line include an “all-in-one” residential-adjustable-rate-custom construction loan product, with the loan transitioning to a permanent portfolio loan upon completion of the construction period (usually as an adjustable rate mortgage loan). First Federal also offers construction loans for commercial real estate projects, which totaled $5.8 million or 28.5% of the construction and land loan portfolio as of June 30, 2014. These loans are typically secured by multi-family, retail, office/warehouse, and office buildings and are typically underwritten with minimum debt service coverage requirements of 1.20x or better, and other lending criteria such as minimum LTV ratios, contingency reserves and other underwriting criteria, all in order to limit credit risk of the portfolio.
Commercial and Multi-Family Real Estate Lending
As noted previously, a key lending strategy for First Federal is the expansion of commercial real estate lending activities, including lending on multi-family income producing properties. At June 30, 2014, loans secured by commercial real estate totaled $128.0 million or 25.4% of the Bank’s total loan portfolio, while multi-family loans equaled $45.1 million, or 8.9% of total loans. First Federal offers both fixed-and adjustable-rate loans on commercial and multi-family real estate loans, with commercial real estate loans secured by various types of commercial properties, including hotels and motels, office/warehouse, retail strip centers, self-storage facilities, and medical and professional office buildings, among others. Most of the commercial real estate loans, including multi-family loans are secured by property located within Washington state.
Commercial real estate and multi-family loans generally have terms of up to 10 years and principal amortization periods of up to 30 years. Adjustable rate commercial and multi-family real

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estate loans generally adjust after an initial period of five years and are generally priced to market indexes with appropriate margins, which may include the U.S. Treasury Rate, LIBOR, The Wall Street Journal prime rate, or other acceptable index. Essentially all loans are subject to a floor and ceiling rates. As of June 30, 2014, the Bank had $42.8 million in adjustable rate multi-family loans and $81.8 million in adjustable rate commercial real estate loans.
Beginning in 2011, First Federal began originating loans with pre-payment penalties. The maximum LTV ratio for commercial and multi-family real estate loans is generally limited to 80% of appraised value or a debt service ratio of 1.20x. Independent appraisals are required on all loans secured by commercial real estate collateral and the Bank requires most of the commercial and multi-family real estate loan borrowers to submit annual financial statements and/or rent rolls. Property inspections are also conducted. The largest single commercial and multi-family borrowing relationship at June 30, 3014, totaled $10.7 million and was collateralized by a hotel in King County. At June 30, 2014, the Bank had a total of 19 commercial loan relationships above $3.0 million, aggregating $97.0 million and all such loans were performing as of June 30, 2014.
Consumer Lending
First Federal offers certain types of consumer loans, including new and pre-owned automobile loans, other miscellaneous vehicles (recreational vehicles or RVs, travel trailers and motorcycles), and personal lines of credit, which totaled $10.7 million as of June 30, 2014 (2.1% of total loans). The Bank offers such loans as they tend to have shorter maturities and higher interest rates than mortgage loans. Automobile lending totaled $5.6 million, or 52.5% of total consumer loans as of June 30, 2014. While auto lending has been a long term product, the Bank has been limiting such activity in recent years, and the balance of such loans has been declining. First Federal maintains relationships with two local dealers and also engaged a third-party vendor with a web-based auto loan application program as an additional source of loans. The remaining consumer loan portfolio consists of miscellaneous personal loans, originated as part of the Bank’s full service lending program.
Commercial Business Lending
Reflecting the emphasis on commercial lending, First Federal is also active in originations of non-mortgage commercial loans. The Bank originates commercial business loans to local or regional, small- to medium-sized companies that operate in the Bank’s market area. Loan types include term loans and lines of credit. These loans are typically secured by business assets and utilized for working capital, equipment financing or other business purposes. Most commercial

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customers are required to have a depository relationship with First Federal. As of June 30, 2014, the Bank had $17.5 million of commercial business loans in portfolio, equal to 3.5% of total loans. This represents an increase from $9.6 million, or 2.0% of loans as of June 30, 2010.
Commercial business loans usually have shorter maturity terms and higher interest rates than real estate loans, but typically involve more credit risk because of the type and nature of the collateral. Personal guarantees are usually obtained on these loans. Loan terms can vary from one to seven years, usually with adjustable interest rates and indexes such as prime rate or LIBOR.
Exhibit I-11 provides a summary of the Bank’s lending activities since fiscal 2012. Lending volumes have fluctuated over this time period, with total originations ranging from a high of $175.0 million during fiscal 2013 to a low of $113.5 million for fiscal 2014. Residential fixed rate loans have accounted for the largest portion of loan volumes (average of $65.8 million of total originations for the last three fiscal years), followed by commercial real estate/multi-family and commercial business loans. A total of $85.7 million of loans have been purchased since fiscal 2012, consisting primarily of 1-4 family first position loans and multi-family loans, along with modest balances of commercial real estate loans (fiscal 2013 and 2014) and home equity loans (fiscal 2012). As indicated previously, sales of fixed rate residential loans have been a primary operating strategy, and such loan sales have ranged from a high of $63.8 million, or 55.2% of total loan originations for fiscal 2012 to a low of $28.4 million, or 25.0% of total loan originations for fiscal 2014. Residential loan sale volumes have declined since fiscal 2012 as the Bank has been retaining certain longer-term fixed rate residential loans in portfolio for income benefits.
Asset Quality
First Federal’s lending operations include originations of construction/land, commercial real estate and multi-family, commercial business, and consumer loans for portfolio, all of which carry a higher risk profile than traditional 1-4 family mortgage lending. Beginning in fiscal 2009 the Bank began to experience higher levels of non-performing assets (“NPAs”), as the economic environment worsened and the related housing market declined in value in the Bank’s market area. Since fiscal 2012, the general economic situation has improved, such that the retail housing market, including sales activity and home values, have partially recovered. NPAs, inclusive of accruing loans past due 90 days or more, nonaccrual loans, REO and repossessed assets, and performing troubled debt restructurings (“TDRs”) totaled $15.4 million as of June 30, 2014, decreasing by $4.4 million from a high of $19.8 million as of June 30, 2011. As of June 30, 2014,

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the Bank reported $6.0 million of non-accruing loans, a zero balance of accruing loans past due 90 days or more, REO and repossessed assets of $810,000, and performing TDRs of $8.6 million, equal to 1.94% of assets. Of the nonaccrual loans, $3.5 million or 59.4% consisted of 1-4 family residential real estate loans, while $1.9 million or 32.1% of nonaccrual loans consisted of five commercial real estate loans. The level of NPAs have been reduced through aggressive foreclosure and collection actions, asset write-downs and modifications. The Bank has also to an extent worked with borrowers to return certain assets to earning status, through actions such as forbearances, loan modifications, and loan extensions with borrowers when appropriate. Exhibit I-12 presents a history of NPAs for the Bank since fiscal 2010.
To track the Bank’s asset quality and the adequacy of valuation allowances, First Federal has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed regularly by senior management. The Chief Credit Officer assesses the allowance for loan losses on a monthly basis and prepares a report which is reviewed by the Bank’s Asset Quality Committee, monthly and reported to the Board no less than quarterly. The Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of June 30, 2014, First Federal maintained ALLLs of $8.1 million, equal to 1.60% of total loans (loans held for investment) and 52.4% of NPAs.
Funding Composition and Strategy
Deposits have consistently accounted for the major portion of the Bank’s interest bearing liabilities, although the Bank has historically utilized borrowings as a supplemental funding source. Deposits increased from fiscal 2010 to fiscal 2014 at an annual rate of 1.9%, while borrowed funds increased by 1.3% annually over the same time period.
The Bank relies on marketing activities, convenience, customer service and offering a full line of deposit products and services to attract and retain customer deposits. At June 30, 2014 deposits equaled $600.4 million, or 75.5% of total assets. Exhibit I-13 sets forth the Bank’s deposit composition for the past three fiscal years and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at June 30, 2014.
Transaction and savings accounts constitute the largest portion of the Bank’s deposit base, totaling $466.7 million, or 77.7% of total deposits as of June 30, 2014, versus $413.5 million, or 71.0% of total deposits at June 30, 2012. These core deposits, including interest-bearing and noninterest-bearing transaction, money market and savings accounts, increased over the past

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three fiscal years both in balance and as a percent of total deposits, reflecting management’s emphasis on growing core accounts and the continued impact of the customer base concern for safety and liquidity as well as the historically low-rate environment.
The remaining balance of the Bank’s deposits consists of CDs, which totaled $133.7 million or 22.3% of total deposits as of June 30, 2014, a decrease from $169.8 million or 29.0% of total deposits at June 30, 2012. First Federal’s current CD composition reflects a concentration of short-term CDs, where 51.6% of the CDs were scheduled to mature in one year or less from June 30, 2014. As of the same date, jumbo CDs (balances of $100,000 or more) amounted to $64.9 million, or 48.6% of total CDs. The Bank did not have any brokered deposits at June 30, 2014.
Borrowed funds comprise the remainder of the Bank’s funding liabilities. Borrowed funds, primarily consisting of FHLB advances have been the primary source of funds outside of deposits and totaled $105.1 million, representing 13.2% of total assets as of June 30, 2014, as shown in Exhibit I-15. The Bank’s outstanding FHLB advances totaled $89.9 million as of June 30, 2014 and have a weighted average interest rate of 3.24%. Such advances were restructured in 2013, lengthening the terms but lowering interest rate on the borrowings. Included in total borrowings is short-term CMA borrowings from the FHLB of $15.1 million with a weighted average interest rate of 0.30%, while the remaining balance of borrowed funds is related to a promissory note of $109,000 with a rate of 4.50%, associated with a nonprofit corporation. In addition, First Federal maintains a committed credit facility with the FHLB and had collateral pledged that would support additional borrowing capacity of $69.9 million at June 30, 2014.
The Bank anticipates utilizing borrowings as a supplemental funding source in the future, generally for the same purposes. The Bank’s overall preference is to utilize deposits to fund operations with the objective of building customer relationships and increasing cross-sell potential and fee income.
Subsidiaries
First Federal has one wholly-owned subsidiary, North Olympic Peninsula Services, Inc. (“NOPS”), which is inactive. The Bank’s capital investment in NOPS was $500,000 as of June 30, 2014. This subsidiary holds certain real estate which is rented to First Federal.
Additionally, in 2008, First Federal partnered with Craft3, Inc., a Washington nonprofit corporation, to form two limited liability companies for the purpose of participating in the new markets tax credit program (“NMTC”). First Federal originated a loan to the Downtown

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Ambulatory Health Center, LLC for construction of a medical facility in Port Angeles, Washington. First Federal intends to participate in the NMTC program until its expiration in June 2015 and expects to realize $1.9 million in tax credits through that date. Thus, as of June 30, 2014, First Federal realized approximately $1.6 million in tax credits.
Legal Proceedings
The Bank is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Bank as of June 30, 2014.

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II. MARKET AREA ANALYSIS
Introduction
Established in 1923, First Federal is headquartered in the town of Port Angeles, Washington and serves the North Olympic Peninsula region of Washington through a total of nine full service branch offices and one loan production office. The main administrative office and six branch offices are located in Clallam County, while one branch is located in Jefferson County and the newest full-service branch is located in Kitsap County. The Kitsap County branch was originally located in Poulsbo, Washington, but was closed on June 30, 2014 and the operations and customer relationships were transferred to the newly-opened branch in the town of Silverdale, also within Kitsap County. The Bank maintains an LPO in Bellingham, Whatcom County, Washington. This office provides access to a far greater population base, and reflects the Bank’s strategy to open additional retail service facilities in more populated areas.
A map showing the Bank’s office coverage is set presented in Exhibit I-1 and details regarding the Bank’s offices are set forth in Exhibit II-1. The Bank’s depository market area is concentrated in northwestern Washington on the North Olympic Peninsula, directly across the Puget Sound from the Seattle-Tacoma-Bellevue, WA Metropolitan Statistical Area (“Seattle MSA”). The Bank primarily serves the North Olympic Peninsula region of Washington through the nine branch office network located within Clallam, Jefferson, and Kitsap Counties. Clallam County is situated on the northern portion of the Peninsula, an area best known for its natural resources, beautiful terrain, and geographic landmarks. The Bank maintains seven branches in Clallam County, including its home office and three branch offices in Port Angeles, two branches in Sequim, and one branch office in Forks, Washington. Just south of Clallam County is Jefferson County where the Bank maintains a branch office in Port Townsend. Kitsap County, where the Bank’s Silverdale branch was recently opened, is located to the east of Jefferson County and is connected to the eastern shore of Puget Sound via a ferry to the city of Seattle. The Whatcom County LPO in Bellingham provides access to the western shore of Puget Sound, and a county with a population in excess of 200,000. This expansion is seen as a key strategic need of the Bank in order to achieve long-term growth objectives, specifically as the Bank plans to grow First Federal’s franchise by adding four additional de novo full service branch offices during the next three years in the Puget Sound region.
The broader economy of the Peninsula is historically rooted in goods producing sectors, which has shifted more towards the services sector, including increasing employment in health

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care, tourism, and professional and business service industries. The government sector and wholesale/retail trade also play a prominent role in the regional economy. The regional banking environment is highly competitive, and includes a wide range of thrifts, commercial banks, credit unions and other financial services companies, some of which have a national presence.
Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Bank, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Bank and the relative economic health of the Bank’s market area, and the relative impact on value.
National Economic Factors
The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the financial services industry and the economy as a whole. Since the end of the “great recession” in 2009, the national economy has recorded modest growth rates (in terms of gross domestic product (“GDP”), ranging from a low of 1.9% in calendar year 2013 to a high of 2.8% in calendar year 2012. GDP growth was 1.9% for calendar year 2013 and a negative 2.9% for Q1 of 2014, indicating continued challenges for the US economy. As a result of the recession, approximately 8 million jobs were lost as consumers cut back on spending, causing a reduction in the need for many products and services. Total personal wealth declined notably due to the housing crisis and the drop in real estate values. The economy has recorded slow, but steady job growth since reaching a low in 2010, with approximately 5 million jobs added through the end of 2013.
Reflecting the ongoing Federal Reserve policy of limiting inflation, since calendar year 2010 the national annualized inflation rate has ranged from a low of 1.47% in 2013 to a high of 3.16% for 2011. These figures are somewhat lower than longer term averages. For the first half of 2014, the national inflation rate (annualized) was 1.73%. Indicating a level of continued improvement, the national unemployment rate equaled 6.1% as of June 2014, a notable decline from 7.5% as of March 2013, but still somewhat elevated compared to recent historical levels. The Federal Reserve has indicated that it will continue efforts to stimulate growth in the economy through maintaining low interest rates, while at the same time slowly reducing the fiscal stimulus process of purchasing housing related assets from the private sector. Low

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interest rates are expected to remain a focus in order to support the recovery of the housing sector.
The major stock exchange indices have continued to record positive results since the end of the great recession in 2009, with the Dow Jones Industrial Average recording increases in each year through 2013 and double digit increases in calendar years 2009, 2012 and 2013. Economic growth, along with improved corporate profits through increased efficiencies has resulted in the higher stock index values. There has been notable period-to-period volatility based on various internal and external (worldwide) events. Since reaching a low of 6,547 in Q1 2009, the DJIA has increased by approximately 150%, while the other major stock indices have also increased substantially. As an indication of the changes in the nation's stock markets over the last 12 months, as of August 15, 2014, the Dow Jones Industrial Average closed at 16,663, an increase of 10.3% from August 15, 2013, while the NASDAQ Composite Index stood at 4,465, an increase of 23.8% over the same time period. The Standard & Poor’s 500 Index totaled 1,955 as of August 15, 2014, an increase of 17.7% from August 15, 2013.
Regarding factors that most directly impact the banking and financial services industries, the residential real estate industry has to a large extent recovered from the 2007-2009 housing crisis and recession. Following a relatively slow recovery through early 2012, in the past 12-24 months the number of housing foreclosures has fallen dramatically, new and previously-owned home sales have increased, and residential housing prices have recorded double-digit increases in most metropolitan areas of the country. Home builders continue to report strong activity for new home construction. National home price indices have to a large extent recovered from the lows reached in 2009, with the national median home price reaching $223,300 in June 2014, versus $169,000 in March 2009. The commercial real estate market has also generally improved through mid-2014, in terms of sales activity, lease terms and vacancy rates. However, competition among lenders remains high in most regions of the country.
Based on the consensus outlook of economists surveyed by The Wall Street Journal in July 2014, GDP growth was projected to come in at 1.6% in 2014 and increase to 2.9% in 2015. The unemployment rate was forecasted to equal 5.9% in December 2014 and decline to 5.7% in June 2015. An average of 212,000 jobs were projected to be added per month during 2014. On average, the economists did not expect the Federal Reserve to begin raising its target rate until mid-2015 at the earliest and the 10-year Treasury yield would increase to 3.07% at the end

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of 2014. The surveyed economists also forecasted home prices would rise 5.1% in 2014 and housing starts were forecasted to continue to trend slightly higher in 2014.
The June 2014 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) was for existing home sales to decrease by approximately 2.4% from 2013 levels, and new home sales were expected to increase by 11.3% in 2014 from levels in 2013. The MBA forecast showed overall increases in the median sale price for new and existing homes in 2014. Total mortgage production is forecasted to be down in 2014 to $1.1 trillion, compared to $1.9 trillion in 2013. The reduction in 2014 originations is largely due to a 64% reduction in refinancing volume, with refinancing volume forecasted to total $423 billion in 2014. Comparatively, house purchase mortgage originations are predicted to decrease by 3.4% in 2014, with purchase lending forecasted to total $707 billion in 2014. The Federal Housing Finance Agency Purchase Only Housing Price Index was projected to rise by 4.4% in 2015, whilst projections for housing starts saw a more notable increase of 30.3%.
Interest Rate Environment
The Federal Reserve manages interest rates in order to promote economic growth and to avoid inflationary periods. Amid increased indications of the economic downturn developing in 2007, the Fed began reducing market interest rates. Beginning in August 2007 and through December 2008, the Fed decreased market interest rates a total of 12 times in an effort to stimulate the economy, both for personal and business spending. As of January 2009, the Discount Rate had been lowered to 0.50%, and the Federal Funds rate target was 0.00% to 0.25%. These historically low rates were intended to enable a faster recovery of the housing industry, while at the same time lower business borrowing costs, and such rates remained in effect through early 2010. In February 2010, the Fed increased the discount rate to 0.75%, reflecting a slight change to monetary strategy. The effect of the interest rate decreases since mid-2008 has been most evident in short term rates, which decreased more than longer term rates, increasing the slope of the yield curve. The low interest rate environment has been maintained as part of a strategy to stimulate the economy by keeping both personal and business borrowing costs as low as possible. The strategy has achieved its goals, as borrowing costs for residential housing have been at historical lows, and the prime rate of interest remains at a low level.
As of August 15, 2014, one- and ten-year U.S. government bonds were yielding 0.09% and 2.34%, respectively, compared to 0.13% and 2.77%, as of August 15, 2013. This has had

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a mixed impact on the net interest margins of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources. However, institutions who originate substantial volumes of prime-based loans have given up some of this pickup in yield as the prime rate declined from 5.00% as of June 30, 2008 to 3.25% as of December 31, 2008, and has remained at that level since that date. Exhibit II-2 provides historical interest rate trends.
Market Area Demographics
Demographic and economic growth trends, measured by changes in population, number of households, and median household income, provide key insights into the characteristics of the Bank’s market area. Trends in these key measures are summarized by the data presented in Table 2.1 from 2010 to 2014 and projected through 2019, with additional detail shown in Exhibit II-3. Data for the nation, Washington, and the Seattle MSA is included for comparative purposes. The size and scope of the market area is evidenced by the demographic data, which shows that as of 2014 the total population of the market area was 570,000, approximately 8.1% of the state population. However, a majority of this population base (259,000, or 45%), is located in Kitsap County or Whatcom County (208,000, or 36%), areas that First Federal has only recently established a presence. Since the population base is concentrated in Kitsap and Whatcom Counties, most of the Bank’s offices, deposits and operations are in a relatively rural market area. To enable desired growth, First Federal plans to add four de novo full service branch offices in the contiguous counties in the Puget Sound region during the next three years. As the local economy continues to recover and loan demand strengthens, management believes that opportunities will exist in the Puget Sound region to expand the First Federal franchise.
As of 2014, the population in the Bank’s primary market area counties ranged from 30,000 in Jefferson County to 259,000 in Kitsap County, while the population of Clallam County was 73,000. From 2010 to 2014, all of the market area counties reported annual population growth rates below both the state and Seattle MSA growth rates of 1.0% and 1.2%, while only Kitsap and Whatcom Counties reported annual population rates above the national rate of 0.7%, at 0.8% and 0.9%, respectively. Clallam and Jefferson Counties reported only modest increases in population of 0.5% and 0.4%. Annual population growth for all of the market area counties over the next five years is projected to be at a slower pace than projected for the state. Growth in households mirrored the population growth rates from 2010 to 2014 (slower than the state aggregate), and such trends are expected to continue over the next five years.

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Table 2.1
First Federal Savings and Loan Association of Port Angeles
Summary Demographic Data
	Year			Growth Rate
	2010	2014	2019	2010-2014	2014-2019
				(%)	(%)
Population (000)
USA	308,746	317,199	328,309	0.7%	0.7%
Washington	6,725	7,006	7,375	1.0%	1.0%
Seattle-Tacoma-Bellevue, WA	3,440	3,607	3,818	1.2%	1.1%
Clallam, WA	71	73	75	0.5%	0.7%
Jefferson, WA	30	30	31	0.4%	0.6%
Kitsap, WA	251	259	270	0.8%	0.9%
Whatcom, WA	201	208	218	0.9%	0.9%

Households (000)
USA	116,716	120,163	124,623	0.7%	0.7%
Washington	2,620	2,737	2,890	1.1%	1.1%
Seattle-Tacoma-Bellevue, WA	1,357	1,426	1,512	1.2%	1.2%
Clallam, WA	31	32	34	0.8%	0.8%
Jefferson, WA	14	15	15	0.8%	0.9%
Kitsap, WA	97	101	106	0.9%	1.0%
Whatcom, WA	80	84	88	1.1%	1.1%

Median Household Income ($)
USA	NA	51,579	53,943	NA	0.9%
Washington	NA	58,935	62,522	NA	1.2%
Seattle-Tacoma-Bellevue, WA	NA	66,130	69,929	NA	1.1%
Clallam, WA	NA	51,491	59,235	NA	2.8%
Jefferson, WA	NA	44,693	44,447	NA	-0.1%
Kitsap, WA	NA	62,135	67,437	NA	1.7%
Whatcom, WA	NA	53,170	57,981	NA	1.7%

Per Capita Income ($)
USA	NA	27,721	29,220	NA	1.1%
Washington	NA	30,560	32,848	NA	1.5%
Seattle-Tacoma-Bellevue, WA	NA	34,884	37,362	NA	1.4%
Clallam, WA	NA	29,919	34,865	NA	3.1%
Jefferson, WA	NA	28,688	28,916	NA	0.2%
Kitsap, WA	NA	31,699	35,100	NA	2.1%
Whatcom, WA	NA	27,529	30,701	NA	2.2%

2014 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	19.3	27.3	26.6	17.3	9.5
Washington	18.9	27.3	26.9	18.0	8.9
Seattle-Tacoma-Bellevue, WA	18.6	27.6	28.9	17.1	7.9
Clallam, WA	14.2	21.0	21.4	25.6	17.7
Jefferson, WA	11.1	16.5	20.8	33.2	18.4
Kitsap, WA	17.4	27.6	25.2	20.1	9.6
Whatcom, WA	16.6	31.1	24.2	18.3	9.8

	Less Than	$25,000 to	$50,000 to
2014 HH Income Dist. (%)	25,000	50,000	100,000	$100,000+
USA	24.4	24.4	29.8	21.3
Washington	20.0	23.2	32.5	24.3
Seattle-Tacoma-Bellevue, WA	17.1	21.0	32.0	29.8
Clallam, WA	23.3	25.5	34.1	17.1
Jefferson, WA	26.7	29.5	30.0	13.8
Kitsap, WA	16.5	23.6	34.1	25.7
Whatcom, WA	23.0	24.5	33.6	18.9

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Age distribution information in Table 2.1 illustrates that the Bank’s market area of both Clallam and Jefferson Counties contain a very high level of residents with ages above 55 years of 43.3% and 51.6% versus 26.9% for the state and nationally. Alternatively, Kitsap and Whatcom Counties reported 29.7% and 28.1% of residents, respectively with ages above 55 years, which was only slightly higher than the state and nationwide levels, but more similar to the Seattle MSA of 24.9%. A large number of residents have retired to the Clallam and Jefferson County region, drawn by the lower cost of living, the attractive lifestyle of the ocean and mountains nearby, and temperate weather conditions. The town of Sequim, Washington within Clallam County is recognized as the “retirement retreat of the region” and has also been recognized as one of the top retirement communities in the nation.
Table 2.1 also includes income data for the Bank’s market area. The 2014 median household income levels in Clallam and Jefferson Counties were less than the state and national averages, while Kitsap County reported income levels above the state and national aggregates, due to its more urban nature and closer access to the city of Seattle. Comparably, Whatcom County reported median household income levels above the nationwide aggregate, but below the state average. Per capita income level comparisons generally mirrored that of the median household levels, respectively. Median household and per capital income growth over the next five years is projected to be highest in Clallam County and Whatcom County, while Jefferson and Kitsap Counties are expected to record income growth (or minimal shrinkage) at somewhat lower levels. Household income distribution patterns further imply Clallam and Jefferson County’s lower income levels as well as Kitsap and Whatcom County’s higher income levels as approximately 48.8%, 56.2%, 40.1% and 47.5% of the households in those areas had income levels of $50,000 or less annually in 2014, while the ratio was 43.2% for Washington and 48.8% for the national average. Comparably, the lowest ratio was 38.1% for the Seattle MSA.
Local Economy
The geographic make-up of the Bank’s market area in Clallam County has created an employment base traditionally concentrated in the marine and forestry/forest resources sectors. As demand has declined for some of the goods-producing and agricultural products in the county, positions in leisure and tourism have grown in their place. Other new industries have moved into the county in the past decade, as advanced composites manufacturing has been established in and around the Port Angeles area, providing manufactured parts to the aerospace and marine industries. However, limited growth in the regional economy, in part due

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to the impact of the nationwide recession of 2008-2009 and the ongoing weakness in the housing sector, continues to impact the business potential of financial institutions such as First Federal.
The labor market continues to develop, benefiting from the region’s national resources, as Port Angeles and Forks host a variety of innovative industrial water (marine) and wood (forest resources) companies. As mentioned earlier, Clallam County is also home to the city of Sequim, a popular destination for retirement in the state of Washington. In addition, the previously mentioned retirement-aged population has provided the need for additional resources in the areas of health care and elderly services. The largest employers in Clallam County include the Olympic Medical Center, Peninsula College, the Port Angeles School District, Clallam County Government, Seven Cedars (casino, golf course, and other retail businesses), the Clallam Bay Corrections Center, Nippon Paper Group, and the Westport Shipyard.
The economy of Jefferson County is comprised of both an industrial and an agricultural base. Industrially, the county’s history, climate and terrain support forest products and maritime sectors, including lumber, fish processing, ship repair and maintenance, as well as ship and boatbuilding. The agricultural base encompasses tree farms for logging, aquaculture and an organic farming sector. Tourism also provides revenue streams to the county. Port Townsend is the largest and only incorporated community in Jefferson County, is the county seat and serves as the major commercial center of the area. It is home to the county's largest manufacturing employer, the Port Townsend Paper Corporation. There are also three major industrial parks in Port Townsend; the Port of Port Townsend's Marine Industrial Park, the private Port Townsend Business Park and Glen Cove Industrial Area. Additional primary employers in the area are Jefferson Healthcare, the Port Townsend School District, the Port Authority of Port Townsend and related marine trade, and the Jefferson County Government.
The Bank’s recent expansion into Kitsap County provides for a larger urban area with a more diverse economy than the more rural counties of Clallam and Jefferson. The United States Navy is a key element for Kitsap County’s economy. The United States Navy is the largest employer in the county, with installations at Puget Sound Naval Shipyard, Naval Undersea Warfare Center Keyport, and the Kitsap Naval Base (which comprises former Naval Submarine Base Bangor and Naval Station Bremerton). Other private industries that support the economic base are healthcare, retail, and tourism. The primary employers in the county include the Harrison Medical Center, Walmart, and Port Madison Enterprises, which owns and operates Clearwater Casino and Resort, gas stations, and other retail operations. Additionally,

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II.9

water transportation is dominant in the culture and economy of the county, as Kitsap County has four ferry terminals and the highest percentage in the nation of ferry commuters in its work force.
Whatcom County is the only market area county located on the eastern shore of Puget Sound, and thus is more closely tied to the economic and demographic trends of the greater Seattle metropolitan area. Whatcom County thus has employment characteristics of suburban communities, with employment dominated by local hospitals, school districts, and local government. Whatcom County is also the northernmost county in the state of Washington, bordering British Columbia, Canada to the north. Much of the county is mountainous (and part of National Forest and National Parks), with most of the population centered around the city of Bellingham, the location of the Bank’s LPO. The largest employers in Whatcom County include the western Washington University, St. Joseph Hospital, Bellingham School District, Whatcom County Government, Ferndale School District, City of Bellingham and Haggen Grocery.
In addition to the Bank’s historical market area consisting of Clallam, Jefferson and Kitsap Counties, the strategic business plan includes the intent to extend operations further into the Puget Sound Region of the state of Washington. The Puget Sound region dominates the economy of the Pacific Northwest and is broadly defined as the area surrounding the inlet of the Pacific Ocean that extends into the northwestern section of the state of Washington. The population of this additional region (beyond First Federal’s current market area) approximates 4.4 million, or 62% of the state’s population. The market area is a mix of urban, suburban and rural areas, with the Seattle metropolitan area harboring a well-developed urban area along the western portion of Puget Sound. The region extends from Whatcom County in the north on the Canadian border to Thurston and Pierce Counties to the south. Other key metropolitan areas with the Puget Sound region include Bellingham (Whatcom County), Burlington (Skagit County), Tacoma (Pierce County) and Olympia, the state capital (Thurston County).
Key employment sectors include aerospace, military, information technology, clean technology, biotechnology, education, logistics, international trade and tourism. The region is well known for the long-term presence of The Boeing Corporation and Microsoft, two major industry leaders. The military presence includes a number of large installations serving primarily the U.S. Air Force and Navy. Given the employment profile, the region’s workforce is generally highly educated. Washington’s geographic proximity to the Pacific Rim along with a deepwater port has made it a center for international trade as well, which contributes significantly to the regional economy (one in three jobs in Washington is tied to foreign exports).

RP® Financial, LC.	MARKET AREA ANALYSIS
II.10

The Washington ports make Washington the fourth largest exporting state in the nation, and the top five trading partners with Washington include China, Mexico, Canada, Japan and Korea. Tourism has also developed into a major industry for the area, due to the scenic beauty, temperate climate, and easy accessibility. Maritime industry employment, supported by the trade and fishing industries, is also an important employment sector.
The region has long experienced a relatively steady economy, not experiencing boom and bust time periods as has been common in other areas of the country. The regional economy has had a historical dependence on the aerospace industry which has had periods of strong growth and alternatively, reductions in activity. Over the past few years, growth rates have been steady and long-term growth trends are favorable as the market area continues to maintain a highly educated and motivated workforce, and the Puget Sound region remains a desirable place to live. In the most recent periods, similar to national trends, the Puget Sound region has largely recovered from the prior issues related to home value declines, foreclosure rates, and other real estate related problems that were a result of the national recession of 2008-2009.
Employment Sectors
Employment data, presented in Table 2.2 on the following page, indicates that similar to many larger, developed areas of the country, services are the most prominent sector for the state of Washington and the four market area counties, comprising on average of 36.5% of the Bank’s market area total employment, as compared to 35.8% of statewide employment. The market area average of employment in the services industries is closer to the Seattle MSA, which has 37.0% of employment in that sector. After services-related employment, the next largest component of the local economy, on average, is wholesale/retail trade, reflecting the trade employment in the ports of the region, while construction employment averaged 10.2% in the four county area, higher than the state and metropolitan aggregates. The healthcare sector and related employment of 4.9% for the market area average compares closely to the statewide and Seattle MSA aggregates, which is significant in the market area as a result of the Sequim, Washington retirement community. In addition, a higher concentration of employment is shown in government, reflecting the many national parks and other attractions owned by local government, as well as the military bases throughout the Bank’s market area, in particular Kitsap County.

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II.11

Table 2.2
First Federal Savings and Loan Association of Port Angeles
Primary Market Area Employment Sectors
(Percent of Labor Force)

		Seattle	Clallam	Jefferson	Kitsap	Whatcom	Mkt Area
Employment Sector	Washington	MSA	County	County	County	County	Avg
	(% of Total Employment)

Services	35.8%	37.0%	36.5%	36.2%	38.2%	35.2%	36.5%
Wholesale/Retail Trade	24.5%	24.9%	21.8%	22.6%	23.0%	25.7%	23.3%
Finance/Insurance/Real Estate	10.0%	10.7%	7.3%	7.4%	9.7%	9.2%	8.4%
Construction	8.7%	8.0%	11.2%	10.7%	10.6%	8.4%	10.2%
Healthcare	5.1%	5.3%	4.9%	4.5%	5.1%	4.9%	4.9%
Transportation/Utility	3.5%	3.2%	4.1%	4.3%	3.1%	3.9%	3.8%
Manufacturing	3.4%	3.4%	3.3%	3.4%	2.6%	3.9%	3.3%
Agriculture	3.1%	2.3%	3.8%	4.1%	3.7%	3.6%	3.8%
Government	3.1%	1.8%	5.7%	4.5%	2.2%	2.6%	3.7%
Communications	0.6%	0.6%	0.2%	0.6%	0.3%	0.7%	0.4%
Other	2.2%	2.8%	1.1%	1.9%	1.4%	2.0%	1.6%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: SNL Financial, LC.
Unemployment Trends
Comparative unemployment rates for the four market area counties, as well as for the U.S., the state of Washington, and the Seattle MSA, are shown in Table 2.3 on the following page. June 2014 unemployment rates for the market area counties ranged from a low of 5.1% in Kitsap County to a high of 6.7% in Clallam County versus comparable U.S., Washington, and Seattle MSA unemployment rates of 6.1%, 5.4%, and 5.0%, respectively. The June 2014 unemployment rates for the market area counties were lower compared to a year ago, which was consistent with the national, state, and Seattle MSA unemployment rate trends. At the same time, unemployment rates remain somewhat high by historical standards and are indicative of ongoing economic weakness in the Bank’s markets, particularly within Clallam and Jefferson Counties where the June 2014 unemployment rates are above both state and national aggregates. As a result, the Bank recently began to originate and purchase loans outside of these areas in the counties surrounding Puget Sound and within the next three years intends to open branches in these larger and healthier markets.

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II.12

Table 2.3
First Federal Savings and Loan Association of Port Angeles
Unemployment Trends

	May 2013	May 2014
Region	Unemployment	Unemployment

USA	7.6%	6.1%
Washington	7.0%	5.4%
Seattle-Tacoma-Bellevue, WA	5.9%	5.0%
Clallam, WA	9.6%	6.7%
Jefferson, WA	8.7%	6.3%
Kitsap, WA	7.3%	5.1%
Whatcom, WA	7.5%	5.2%

Source: SNL Financial, LC.
Real Estate Trends

1.	Home Resales
Home resales activity across Washington during the second quarter of 2014 surpassed the mark posted during the previous quarter, but year-over-year sales activity is still down across the state. According to the Washington Center for Real Estate Research (“WCRER”), home resales during the second quarter of 2014 totaled 86,690, a 6.4% increase over the last quarter. Conversely, statewide home resales decreased by 7.5% from the same period a year prior, which is likely due to supply limitations. Home prices are reflecting an improving trend, however, as the median resale price increased by 7.9% (to $270,900) for the second quarter of 2014, from the second quarter of 2013.
Similarly, home resales in the Bank’s market area generally reflect a comparable trend. For the second quarter of 2014, home resales for Clallam, Kitsap, and Whatcom Counties were down 27.1% (700 home resales), 4.6% (3,750 home resales), and 2.3% (2,590 home resales) from the same period last year, while Jefferson County reported a 27.1% increase in resale activity with 610 home resales. For the quarter ended June 30, 2014, Jefferson, Kitsap, and Whatcom Counties experienced an increase in home sales from last quarter at 19.6%, 5.9%, and 4.0%, while Clallam County experienced a 6.7% decline in home sales from the last quarter. Median resale prices for Clallam and Whatcom Counties reported improvements from a year ago, at 6.7% and 6.4%, while Jefferson and Kitsap Counties recorded declines of 9.2%

RP® Financial, LC.	MARKET AREA ANALYSIS
II.13
and 0.1%, respectively. Specifically, the median resale price for existing homes in Clallam, Jefferson, Kitsap, and Whatcom Counties equaled $201,600, $242,700, $245,200, and $274,400 for the second quarter of 2014.
Market Area Deposit Characteristics
Table 2.4 displays deposit market trends and deposit market share for commercial banks and savings institutions in the market area from June 30, 2009 to June 30, 2013. Deposit growth trends are important indicators of a market area’s current and future prospects for growth. The table indicates that commercial banks hold a large portion of the statewide deposit base, 90.5% as of June 30, 2013. Since June 30, 2009, commercial banks have increased their deposits at a greater rate than savings institutions, 1.3% on an annual basis versus an annualized net decline of 2.3% for savings institutions. Over that same time period, First Federal increased deposits at a higher annualized rate of 2.8%. There were a total of 1,864 banking offices in the state of Washington as of June 30, 2013.

Table 2.4
First Federal Savings and Loan Association of Port Angeles
Deposit Summary

	As of June 30,
	2009			2013			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2009-2013
	(Dollars in Thousands)						(%)

Washington	$113,333,701	100.0%	1,924	$117,772,340	100.0%	1,864	1.0%
Commercial Banks	101,059,649	89.2%	1,731	106,593,434	90.5%	1,685	1.3%
Savings Institutions	12,274,052	10.8%	193	11,178,906	9.5%	179	-2.3%
First Federal	536,248	0.5%	9	598,910	0.5%	9	2.8%

Clallam County	$1,504,608	100.0%	33	$1,469,346	100.0%	28	-0.6%
Commercial Banks	847,960	56.4%	22	891,818	60.7%	20	1.3%
Savings Institutions	656,648	43.6%	11	577,528	39.3%	8	-3.2%
First Federal	479,624	31.9%	7	521,440	35.5%	7	2.1%

Jefferson County	$487,877	100.0%	16	$476,766	100.0%	12	-0.6%
Commercial Banks	431,253	88.4%	14	399,661	83.8%	11	-1.9%
Savings Institutions	56,624	11.6%	2	77,105	16.2%	1	8.0%
First Federal	56,624	11.6%	2	77,105	16.2%	1	8.0%

Kitsap County	$2,375,061	100.0%	76	$2,409,240	100.0%	63	0.4%
Commercial Banks	2,247,950	94.6%	71	2,249,146	93.4%	57	0.0%
Savings Institutions	127,111	5.4%	5	160,094	6.6%	6	5.9%
First Federal	NA	0.0%	0	365	0.0%	1	NA

Whatcom County	$3,164,775	100.0%	72	$3,073,093	100.0%	66	-0.7%
Commercial Banks	3,121,642	98.6%	71	2,710,720	88.2%	59	-3.5%
Savings Institutions	43,133	1.4%	1	362,373	11.8%	7	70.2%
First Federal	NA	0.0%	0	NA	0.0%	0	NA

Source: FDIC.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.14

Within the Bank’s market area, the table indicates that annualized deposit growth rates over the last four years show slight declines in deposits for each market area county, with the exception of Kitsap County, which recorded an increase of 0.4%. Notably, however, First Federal reported annualized growth of 2.1% in Clallam County and 8.0% in Jefferson County over the same time period and reported relatively high deposit market shares of 35.5% and 16.2% in the same counties. This growth by the Bank reveals success in competitive positioning in the market area. First Federal did not have a depository branch in Whatcom County as of June 30, 2013, and had only minimal deposits in Kitsap County, respectively.
The lack of deposit growth has been due in part to changes in the banking institutions with a presence in the North Olympic Peninsula region of Washington. Several regional banking competitors failed during the recent banking crisis, including Washington Mutual, Frontier Bank, Horizon Bank and Westsound Bank. The remaining competitors are dominated by large institutions with a national presence. These types of institutions in general do not focus on servicing rural regions such as First Federal’s market area.
Similar to statewide figures, commercial banks hold in excess of 80% or more of total financial institution deposits in three of the four market area counties, the exception being Clallam County, where savings institution deposits equaled 39.3% of total deposits. Savings institutions experienced decreases in deposit balances and market share in Clallam County, but increased in Jefferson, Kitsap, and Whatcom Counties. The large increase in Whatcom County was largely due to the acquisition of Horizon Bank (a commercial bank) by Washington Federal, NA (a savings institution) in 2010.
Market Area Deposit Competition
As indicated on the previous page and detailed in Table 2.5, significant competitors for the Bank consist of large nationwide and superregional banks, including Bank of America, Wells Fargo and JPMorgan Chase, all of whom maintain a strong presence in the regional market. This factor, however, allows First Federal to position itself as a community bank, locally owned and managed. This has been a major factor in the Bank’s ability to expand the deposit base in recent years.
As of June 30, 2013, First Federal maintained relatively large deposit market shares in the market area counties, ranking first in Clallam County with 35.5% of total county deposits and ranking third in Jefferson County with 16.2% of total county deposits. As mentioned previously, as of June 30, 2013, the Bank had recently established a depository branch in Kitsap County

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II.15

and held only a minimal amount of deposits. The Bank did not have any deposits in Whatcom County; however the market deposit competitors are included for comparable purposes.
Table 2.5
First Federal Savings and Loan Association of Port Angeles
Market Area Counties Deposit Competitors
Clallam County, WA    First Federal (35.5%)(1 of 12)
Sound Community Bank (12.4%)
Bank of America, NA (10.8%)
US Bank, NA (6.8%)
JP Morgan Chase Bank (6.6%)
Jefferson County, WA     Bank of America, NA (20.8%)
Kitsap Bank (20.7%)
First Federal (16.2%)(3 of 8)
Union Bank, NA (10.2%)
Wells Fargo Bank, NA (9.8%)
Kitsap County, WA     Kitsap Bank (23.3%)
Bank of America, NA (21.0%)
JP Morgan Chase Bank (11.8%)
Wells Fargo (10.2%)
First Federal (0.02%)(17 of 17)
Whatcom County, WA     Peoples Bank (21.9%)
Bank of America, NA (12.2%)
Washington Federal (11.8%)
US Bank, NA (8.5%)
Wells Fargo Bank, N.A. (8.0%)
First Federal (--%)(-- of 15)
Source: FDIC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS
This chapter presents an analysis of First Federal’s operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines and other regulatory guidance. The basis of the pro forma market valuation of First Federal is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments to account for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to First Federal, individually or as a whole, key areas examined for differences to determine if valuation adjustments are appropriate were in the following areas: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and, effect of government regulations and regulatory reform.
Peer Group Selection
The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines and other regulatory guidance. The Peer Group is comprised of only those publicly-traded thrifts whose common stock is either listed on a national exchange (NYSE) or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than “non-listed thrifts” i.e., those listed on the Over-the-Counter Bulletin Boards, as well as those that are non-publicly traded and closely-held. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies, and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. We typically exclude those that were converted less than one year as their financial results do not reflect a full year of reinvestment benefit and since the stock trading activity is not seasoned. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.
Ideally, the Peer Group should be comprised of locally or regionally-based institutions with relatively comparable resources, strategies and financial characteristics. There are 107 publicly-traded thrift institutions nationally, which includes 12 publicly-traded MHCs. Given the limited number of public full stock thrifts, it is typically the case that the Peer Group will be comprised of institutions which are not directly comparable, but the overall group will still be the

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

“best fit” group. To the extent that key differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for such key differences. Since First Federal will be a full stock public company upon completion of the offering, we considered only full stock companies to be viable candidates for inclusion in the Peer Group.
From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of First Federal. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

•
Screen #1: Western institutions (excluding California) with assets between $300 million and $1.5 billion and positive core earnings on a trailing twelve month basis. Five companies met this criteria and all were included in the Peer Group.

•
Screen #2: Midwest institutions with assets between $550 million and $1 billion, positive core earnings on a trailing twelve month basis, and, NPAs less than 2.5%. Four companies me this criteria and all were included in the Peer Group.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-2 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and First Federal, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of First Federal’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.
In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to First Federal’s characteristics is detailed below.

•
First Financial Northwest, Inc. of WA (“FFNW”) operates in the state of Washington from a single office branch location. FFNW reported a higher level of loans funded by a higher level of borrowings and the highest level of equity among the Peer Group. FNNW also recorded a higher level of interest income, a recovery on loan loss provisions, and lower non-interest income, but lower operating expenses, resulting in higher net income. FFNW has a higher concentration in multi-family and commercial real estate loans, resulting in a higher risk-weighted assets to assets (“RWA/Assets”) ratio and less favorable asset quality and reserve coverage ratios. FFNW had a market capitalization of $171 million at August 15, 2014.

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III.3

Table 3.1
Peer Group of Publicly-Traded Thrifts
As of June 30, 2014 or the Most Recent Date Available

											As of
											August 15, 2014
						Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets		Offices	Mth End	Date	Price	Value
						($Mil)					($)	($Mil)

FFNW	First Financial Northwest, Inc.	NASDAQ	WE	Renton	WA	$899		1	Dec	10/10/2007	$10.84	$171
RVSB	Riverview Bancorp, Inc.	NASDAQ	WE	Vancouver	WA	825		18	Mar	10/1/1997	3.74	84
TSBK	Timberland Bancorp, Inc.	NASDAQ	WE	Hoquiam	WA	728		22	Sep	1/13/1998	10.50	74
FSFG	First Savings Financial Group, Inc.	NASDAQ	MW	Clarksville	IN	702		16	Sep	10/7/2008	24.69	54
FCLF	First Clover Leaf Financial Corp.	NASDAQ	MW	Edwardsville	IL	639		5	Dec	7/11/2006	9.20	64
CHEV	Cheviot Financial Corp.	NASDAQ	MW	Cheviot	OH	581		12	Dec	1/18/2012	12.70	85
IROQ	IF Bancorp, Inc.	NASDAQ	MW	Watseka	IL	578	(1)	6	Jun	7/8/2011	17.15	76
EBMT	Eagle Bancorp Montana, Inc.	NASDAQ	WE	Helena	MT	539		13	Jun	4/5/2010	10.72	42
FSBW	FS Bancorp, Inc.	NASDAQ	WE	Mountlake Terrace	WA	436		8	Dec	7/10/2012	17.19	56
ANCB	Anchor Bancorp	NASDAQ	WE	Lacey	WA	389		11	Jun	1/26/2011	19.40	49

(1) As of March 31, 2014.

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

•
Riverview Bancorp, Inc. of WA (“RVSB”) operates from 18 offices in the Vancouver, Washington region. RVSB reported a higher equity level, less dependence on borrowed funds, higher profitability supported by a higher net interest income ratio and a recovery on loan loss provisions, more diversification into commercial lending and less favorable asset quality ratios. RVSB had a market capitalization of $84 million at August 15, 2014.

•
Timberland Bancorp, Inc. of WA (“TSBK”) TSBK operates from 22 offices in Seattle, Olympia, and southern suburbs of Seattle, Washington. TSBK reported higher loans funded by a higher level of deposits, slightly higher equity levels, higher profitability supported by higher net interest income and non-interest income ratios, more diversification into commercial lending and a higher RWA/Assets ratio, and less favorable asset quality ratios. TSBK had a market capitalization of $75 million at August 15, 2014.

•
First Savings Financial Group of IN (“FSFG”) operates 16 branch offices in southern Indiana. FSFG had a similar loan/investment mix and funding operations, along with a higher equity ratio, higher profitability due to higher net interest income and non-interest income ratios, slightly more loan diversification into commercial loans, and similar asset quality ratios. FSFG had a market capitalization of $54 million at August 15, 2014.

•
First Clover Leaf Financial Corp of IL (“FCLF”) operates through five retail banking offices in western Illinois in markets adjacent to St. Louis, Missouri. FCLF reported a similar loan/investment mix with less dependence on funding with borrowings, and a lower equity ratio. FCLF reported slightly higher profitability due to lower loan loss provisions and lower non-interest expenses. FCLF recorded greater loan portfolio diversification, resulting in a higher RWA/Assets ratio, along with similar asset quality ratios. FCLF had a market capitalization of $65 million at August 15, 2014.

•
Cheviot Financial Corp of OH (“CHEV”) operates through a total of 12 offices in southwestern Ohio. CHEV has a similar level of cash and investments, less dependence on borrowings, and a higher equity ratio. CHEV reported slightly lower profitability due to lower net interest income and non-interest income ratios and higher provisions for loan losses. CHEV had less diversification in the loan portfolio resulting in a lower RWA/Assets ratio, but less favorable asset quality ratios. CHEV had a market capitalization of $86 million at August 15, 2014.

•
IF Bancorp, Inc. of IL (“IROQ”) operates 6 branches in central Illinois. IROQ reported similar levels of cash and investments and loans, with slightly higher dependence on borrowed funds and higher equity levels. IROQ reported higher profitability supported by lower operating expenses, a similar loan diversification, and more favorable asset quality ratios. IROQ had a market capitalization of $75 million at August 15, 2014.

•
Eagle Bancorp of MT (“EBMT”) EBMT operates out of 13 offices in southwestern Montana. EBMT reported a similar level of cash and investments, but a lower level of loans funded by a similar level of deposits and lower level of borrowings, but lower equity levels. EBMT recorded slightly higher profitability supported by higher levels of mortgage banking income and non-interest income and partially offset by much higher operating expenses. EBMT had less loan diversification, which supported more favorable asset quality ratios, particularly higher reserve coverage ratios. EBMT had a market capitalization of $42 million at August 15, 2014.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

•
FS Bancorp of WA (“FSBW”) operates 8 branch offices in western Washington. FSBW reported a higher level of loans and deposits on the balance sheet, as well as higher equity ratios. FSBW recorded higher profitability due to higher interest income and mortgage banking income, partially offset by higher provisions for loan losses and operating expenses. FSBW has a comparably higher investment in construction/land, commercial business, and consumer loans, and more favorable asset quality ratios, particularly higher reserve coverage ratios. FSBW had a market capitalization of $56 million at August 15, 2014.

•
Anchor Bancorp of WA (“ANCB”) operates through 11 branches in western Washington. ANCB reported a higher level of loans funded by a higher level of deposits and equity. ANCB recorded lower profitability due to much higher operating expenses offsetting higher net interest and non-interest income ratios. In terms of lending, ANCB is more diversified into commercial and construction lending, and reported less favorable asset quality ratios. ANCB had a market capitalization of $49 million at August 15, 2014.

In the aggregate, the Peer Group companies maintain a slightly higher tangible equity level, in comparison to the industry median (12.38% of assets versus 11.45% for all non-MHC public companies) and generate a similar level of core profitability (0.64% of average assets for the Peer Group versus 0.60% for all non-MHC public companies). The Peer Group reported a slightly higher core ROE than the industry median (4.82% for the Peer Group versus 4.38% for all non-MHC public companies). Overall, the Peer Group’s pricing ratios were at a slight discount to all full stock publicly traded thrift institutions on a P/TB basis, as well as on a P/E core basis.
All Non-MHC    Peer
Public-Thrifts    Group
Financial Characteristics (Medians)
Assets ($Mil)    $899    $607
Market Capitalization ($Mil)    $111    $70
Tangible Equity/Assets (%)    11.45%    12.38%
Core Return on Average Assets (%)    0.60%    0.64%
Core Return on Average Equity (%)    4.38%    4.82%

Pricing Ratios (Medians)(1)
Price/Core Earnings (x)    16.98x    16.09x
Price/Tangible Book (%)    98.13%    94.74%
Price/Assets (%)    12.43%    11.46%
(1) Based on market prices as of August 15, 2014.
The thrifts selected for the Peer Group were relatively comparable to First Federal in terms of all of the selection criteria and are considered the “best fit” group. While there are many similarities between First Federal and the Peer Group on average, there are some notable

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6
differences that lead to valuation adjustments. The following comparative analysis highlights key similarities and differences between First Federal and the Peer Group.
Financial Condition
Table 3.2 shows comparative balance sheet measures for First Federal and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined previously. The Bank’s ratios reflect balances as of June 30, 2014, while the Peer Group’s ratios reflect balances as of June 30, 2014, or the most recent date available. On a reported and tangible basis, First Federal’s equity-to-assets ratio and tangible equity to assets ratio of 10.2% were below the Peer Group’s median equity/assets and tangible equity/assets ratios of 13.0% and 12.3%, respectively. The more modest differential in the tangible equity ratios reflects the lower proportion of goodwill and other intangible assets for First Federal in comparison to the Peer Group (0.0% for First Federal and 1.1% for the Peer Group median).
The Bank’s pro forma capital position will increase with the addition of stock proceeds, providing the Bank with an equity and tangible equity ratio that will be above the Peer Group’s ratios. The increase in First Federal’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s higher pro forma capitalization will initially depress return on equity results. Both First Federal’s and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements. On a pro forma basis, the Bank’s regulatory surpluses will become more significant.
The interest-earning asset compositions for the Bank and the Peer Group contained some differences. The Bank’s loans-to-assets ratio of 62.5% was similar to the comparable median Peer Group ratio of 62.7%, but below the Peer Group average ratio of 65.5%, indicating a level of restriction on interest income for the Bank as loans represent higher yielding assets than investment securities. At the same time, First Federal’s level of cash and investments, equal to 32.8% of assets was above the comparable Peer Group average and median of 26.9% and 21.2%. First Federal also reported investment in BOLI of 2.3% of assets, similar to the 2.2% median ratio for the Peer Group. Overall, First Federal’s interest-earning assets amounted to 95.3% of assets, which was above the Peer Group’s average ratio of 92.4%.
First Federal’s funding composition reflected a slightly lower level of deposits and a greater reliance on borrowings as a supplemental funding source than the Peer Group. Total

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of June 30, 2014 or the Most Recent Date Available

				Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
				Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash &			Borrows.	Total	Tangible	Tangible	Tier 1	Risk-Based
				Equivalents	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Investments	Loans (1)	Deposits	&Subdebt	Equity	Equity	Capital (2)	Risk-Based	Capital

First Federal of Port Angeles
June 30, 2014				2.38%	30.45%	2.27%	62.47%	75.49%	13.22%	—%	10.18%	—%	10.18%	1.37%	(12.27)%	10.46%	0.9%	5.1%	3.02%	3.02%	9.91%	18.3%	19.56%

All Public Companies
Averages				5.1%	20.05%	1.89%	68.21%	73.67%	11.35%	0.4%	13.36%	0.66%	12.79%	8.06%	(0.05)%	12.99%	7.1%	15.39%	12.49%	12.21%	12.41%	20.1%	21.24%
Medians				3.85%	18.2%	1.89%	70.59%	74.72%	9.79%	—%	12.75%	0.02%	11.45%	4.67%	(3.75)%	9.67%	2.46%	4.35%	2.77%	2.48%	11.51%	17.4%	18.61%

State of WA
Averages				5.86%	12.52%	2.27%	73.42%	77.47%	7.07%	0.78%	13.45%	0.72%	12.73%	3.85%	(8.35)%	8.83%	5.06%	5.99%	4.17%	5.04%	13.65%	18.28%	19.55%
Medians				4.16%	14.45%	2.16%	74.13%	80.29%	5.34%	—%	12.95%	0.23%	12.1%	3.04%	(7.39)%	3.93%	2.27%	(0.16)%	2.64%	2.31%	13.6%	17.1%	18.3%

Comparable Group
Averages				6.01%	20.93%	2.24%	65.49%	77.66%	7.43%	0.43%	13.56%	1.04%	12.52%	2.9%	(4.07)%	7.14%	3.7%	2.14%	2.28%	3.6%	12.43%	18.58%	19.54%
Medians				4.16%	17.06%	2.23%	62.67%	79.88%	5.36%	—%	13%	1.08%	12.31%	5.44%	(3.68)%	4.33%	3.17%	(0.16)%	1.59%	1.74%	12.27%	16.17%	17.69%

Comparable Group
ANCB	Anchor Bancorp		WA	3.79%	13.81%	4.99%	72.35%	79.93%	4.5%	—%	13.79%	—%	13.79%	(13.94)%	(47.41)%	1.39%	(5.34)%	(73.04)%	2.5%	2.5%	13.6%	17.1%	18.3%
CHEV	Cheviot Financial		OH	6.72%	28.28%	2.75%	56.48%	79.84%	2.79%	—%	16.24%	1.85%	14.38%	(2.88)%	(3.34)%	(1.74)%	(2.83)%	(23.64)%	0.68%	0.98%	13.73%	25.84%	26.5%
EBMT	Eagle Bancorp Montana, Inc.		MT	1.26%	35.54%	2.06%	54.02%	79.21%	9.54%	0.96%	9.59%	1.44%	8.15%	5.6%	(12.68)%	23.68%	2.22%	41.47%	5.02%	6.05%	9.6%	13.64%	14.29%
FCLF	First Clover Leaf Fin Corp.		IL	14.08%	18.69%	2.29%	59.87%	82.67%	4.53%	0.63%	11.79%	1.82%	9.98%	6.96%	12.09%	4.27%	12.97%	(38.08)%	0.08%	0.38%	9.79%	15.2%	17.07%
FFNW	First Financial Northwest Inc		WA	4.53%	15.1%	0.3%	75.26%	63.99%	15.08%	—%	20.3%	—%	20.3%	(0.38)%	(8.75)%	3.47%	(8.83)%	83.11%	(2.45)%	(2.45)%	18.91%	28.05%	29.31%
FSFG	First Savings Financial Group		IN	2.98%	28.84%	2.61%	60.4%	74.83%	12.25%	—%	12.21%	1.39%	10.82%	7.47%	11.32%	4.74%	8.43%	3.97%	4.43%	5.53%	9.02%	13.66%	14.92%
FSBW	FS Bancorp Inc.		WA	2.1%	13.77%	1.48%	78.32%	80.65%	4.03%	—%	14.4%	—%	14.4%	15.09%	11%	16.32%	16.86%	28.45%	2.79%	2.79%	14.55%	17.4%	18.67%
IROQ	IF Bancorp Inc.	(3)	IL	2.2%	37.96%	1.38%	56.58%	69.91%	15.08%	—%	13.98%	—%	13.98%	5.28%	(4.03)%	12.61%	8.96%	(0.49)%	(5.04)%	(5.04)%	13.9%	26.1%	24.9%
RVSB	Riverview Bancorp Inc.		WA	9.22%	15.43%	2.16%	64.94%	83.27%	0.28%	2.75%	12.11%	3.1%	9.01%	6.46%	11.03%	4.4%	4.12%	(0.32)%	23.62%	34.64%	10.93%	15.23%	16.58%
TSBK	Timberland Bancorp Inc.		WA	13.24%	1.88%	2.4%	76.65%	82.27%	6.18%	—%	11.18%	0.78%	10.4%	(0.7)%	(9.92)%	2.28%	0.43%	—%	(8.86)%	(9.33)%	10.25%	13.61%	14.87%

(1) Includes loans held for sale.
(2) The tangible capital ratio as defined under the latest OTS guidelines at period-end. For holding companies this represents the value for the company's largest subsidiary.
(3) As of March 31, 2014.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8
interest-bearing liabilities maintained by the Bank and the Peer Group average, as a percent of assets, equaled 88.7% and 85.5%, respectively. Following the increase in equity provided by the net proceeds of the stock offering, the Bank’s ratio of interest-bearing liabilities as a percent of assets will likely be more in line with the Peer Group’s ratio. A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Bank’s IEA/IBL ratio is slightly lower than the Peer Group’s ratio, based on IEA/IBL ratios of 107.4% and 108.1%, respectively. The additional equity realized from stock proceeds will serve to strengthen First Federal’s IEA/IBL ratio in comparison to the Peer Group ratio, as the increase in equity provided by the infusion of stock proceeds will lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.
The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items, with growth rates for First Federal based on the fiscal year ended June 30, 2014 and the Peer Group based on annual growth rates for the 12 months ended June 30, 2014, or most recent date available. First Federal recorded modest asset growth of 1.4% compared to median asset growth of 5.4% for the Peer Group. Within the Bank’s asset base, cash and investments decreased at an annual rate of 12.3%, offset by a 10.5% increase in loans. First Federal’s asset growth was funded primarily by a 5.1% increase in borrowings, but also by a 0.9% increase in deposits. The Peer Group’s asset base also recorded a decline in cash and investments and growth in loans over the 12 month period. Moreover, the Peer Group reported notable growth in deposits (3.2%), offset in part by a slight reduction in borrowings.
Reflecting recent profitability and the impact of changes in the market value adjustment for securities held as “available for sale”, resulted in a net increase in equity at a 3.0% annual rate over the last fiscal year for First Federal, versus a lower 1.6% increase in equity balances for the Peer Group. The increase in equity realized from stock proceeds will likely depress the Bank’s equity growth rate initially following the stock offering. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines could also potentially slow the Bank’s equity growth rate in the longer term following the stock offering.
Income and Expense Components
Table 3.3 shows comparative income statement measures for First Federal and the Peer Group, reflecting earnings for the fiscal year ended June 30, 2014 for the Bank and the 12 months ended June 30, 2014, or the most recent date available, for the Peer Group. First Federal reported net income of 0.34% of average assets, which fell below the Peer Group’s net

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended June 30, 2014 or the Most Recent Date Available

					Net Interest Income					Non-Interest Income			Non-Op. Items			Yields, Costs, and Spreads
								Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
				Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
				Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
				(%)
First Federal of Port Angeles
June 30, 2014				0.34%	3.38%	0.6%	2.78%	0.17%	2.62%	0.1%	0.52%	2.82%	0.01%	—%	0.09%	3.52%	0.67%	2.85%	$4,706	21.71%

All Public Companies
Averages				0.56%	3.64%	0.65%	3%	0.12%	2.88%	0.25%	0.55%	2.99%	(0.01)%	—%	0.16%	3.92%	0.82%	3.11%	$5,882	28.29%
Medians				0.58%	3.61%	0.64%	3.03%	0.08%	2.94%	0.04%	0.44%	2.82%	—%	—%	0.24%	3.89%	0.79%	3.13%	$5,226	32.43%

State of WA
Averages				0.94%	4.15%	0.58%	3.57%	0.02%	3.55%	0.98%	0.8%	4.48%	(0.01)%	—%	(0.09)%	4.53%	0.75%	3.78%	$3,959	23.36%
Medians				0.76%	4.16%	0.56%	3.49%	(0.04)%	3.48%	0.11%	0.99%	4.1%	—%	—%	0.24%	4.5%	0.75%	3.66%	$3,073	27.58%

Comparable Group
Averages				0.78%	3.84%	0.57%	3.28%	0.09%	3.19%	0.28%	0.62%	3.35%	0.05%	—%	0.01%	4.19%	0.72%	3.47%	$4,684	20.18%
Medians				0.65%	3.69%	0.55%	3.27%	0.05%	3.27%	0.06%	0.59%	3.3%	0.02%	—%	0.23%	4.06%	0.7%	3.45%	$3,928	25.3%

Comparable Group
ANCB	Anchor Bancorp		WA	0.1%	4.39%	0.91%	3.48%	—%	3.48%	—%	1%	4.39%	—%	—%	—%	4.88%	1.17%	3.71%	$3,164	—%
CHEV	Cheviot Financial		OH	0.29%	3.17%	0.66%	2.5%	0.28%	2.22%	0.07%	0.37%	2.4%	0.13%	—%	0.1%	3.66%	0.83%	2.83%	$5,754	25.3%
EBMT	Eagle Bancorp Montana, Inc.		MT	0.41%	3.35%	0.4%	2.96%	0.12%	2.84%	0.89%	0.86%	4.45%	0.21%	—%	(0.07)%	3.71%	0.45%	3.26%	$3,098	(19.88)%
FCLF	First Clover Leaf Fin Corp.		IL	0.44%	3.05%	0.44%	2.61%	0.01%	2.61%	0.05%	0.19%	2.27%	—%	—%	0.14%	3.24%	0.56%	2.68%	$6,268	23.63%
FFNW	First Financial Northwest Inc		WA	1.28%	4.28%	0.73%	3.55%	(0.09)%	3.64%	—%	0.08%	2.1%	(0.01)%	—%	0.33%	4.58%	0.95%	3.63%	$9,461	20.37%
FSFG	First Savings Financial Group		IN	0.79%	4.02%	0.53%	3.49%	0.18%	3.31%	0.04%	0.64%	2.95%	0.06%	—%	0.32%	4.5%	0.66%	3.84%	$4,255	28.56%
FSBW	FS Bancorp Inc.		WA	0.84%	5.43%	0.58%	4.85%	0.45%	4.39%	1.42%	0.52%	5.12%	0.04%	—%	0.42%	5.72%	0.78%	4.94%	$2,450	33.7%
IROQ	IF Bancorp Inc.	(2)	IL	0.62%	3.36%	0.56%	2.8%	0.07%	2.72%	0.08%	0.54%	2.38%	(0.02)%	—%	0.33%	3.48%	0.68%	2.8%	$5,804	34.8%
RVSB	Riverview Bancorp Inc.		WA	2.31%	3.35%	0.3%	3.05%	(0.19)%	3.24%	0.06%	0.98%	3.8%	—%	—%	(1.84)%	3.69%	0.41%	3.28%	$3,601	NM
TSBK	Timberland Bancorp Inc.		WA	0.69%	4.04%	0.54%	3.5%	0.02%	3.47%	0.16%	1.02%	3.65%	0.06%	—%	0.37%	4.42%	0.72%	3.7%	$2,982	35.15%

(1) Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.
(2) For the twelve months ended March 31, 2014.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10
income ratios of 0.78% and 0.65% of average assets based on the average and median, respectively. The Bank’s net income was achieved mainly through a lower level of operating expenses, higher gains on the sale of loans, and a lower effective tax rate. Offsetting these factors was lower net interest income, higher provisions for loan losses, and slightly lower non-interest income.
First Federal reported a lower net interest income to average assets ratio of 2.78% versus 3.27% for the Peer Group median, which was reflective of the Bank’s lower yield-cost spread, due to First Federal’s lower yield on interest-earning assets (3.52% versus 4.06% for the Peer Group median. The impact of the foregoing characteristics of the Bank and the Peer Group’s yields and costs are reflected in the reported ratios of interest income and expense to average assets. In this regard, the Bank’s interest income to average assets was below the Peer Group, while the ratio of interest expense was slightly higher in comparison to the Peer Group median.
In another key area of core earnings strength, the Bank reported a lower ratio of operating expenses, 2.82% of average assets versus the Peer Group median (3.30% of average assets). In addition, First Federal maintained a comparatively lower number of employees relative to its asset size. Assets per full time equivalent employee equaled $4.7 million for the Bank, versus a comparable measure of $3.9 million for the Peer Group. On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of the ESOP and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group's operating expenses. At the same time, First Federal’s capacity to leverage operating expenses will be enhanced following the increase in capital realized from the infusion of net stock proceeds.
When viewed together, net interest income and operating expenses provide considerable insight into a savings institution’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank’s and the Peer Group’s earnings were similar, based on respective expense coverage ratios of 0.99x for First Federal and the Peer Group. A ratio less than 1.00x typically indicates that an institution depends on non-interest operating income to achieve profitable operations.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

Sources of non-interest operating income provided a similar contribution to First Federal and the Peer Group’s earnings. Non-interest operating income equaled 0.52% and 0.59% of First Federal’s and the Peer Group’s average assets, respectively. Both the Bank and the Peer Group also reported gains on the sale of loans of 0.10% of average assets for First Federal and 0.06% for the Peer Group, over the most recent 12 month period. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group's earnings, First Federal’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 85.5% was the same as the Peer Group's efficiency ratio, respectively.
Loan loss provisions had a larger impact on the Bank’s earnings than the Peer Group’s earnings with loan loss provisions established by First Federal equaling 0.17% of average assets, higher than the Peer Group median of 0.05% of average assets, notwithstanding the more favorable asset quality ratios recorded by the Bank.
For the latest 12 month period, the Bank and the Peer Group reported similar net non-operating gains equal to 0.01% and 0.02% of average assets. Non-operating income for First Federal reflected the gain recorded on the sale of investment securities ($112,000). Typically, gains and losses generated from non-operating items are viewed as non-recurring in nature, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Bank’s or the Peer Group's earnings.
For the latest twelve month period, the Peer Group reported a median effective tax rate of 25.30%, while First Federal reported an effective tax rate of 21.71%. As indicated in the prospectus, the Bank’s effective marginal tax rate is assumed to equal 34% when calculating the after tax return on conversion proceeds.
Loan Composition
Table 3.4 presents data related to the comparative loan portfolio composition (including the investment in MBS) for First Federal and the Peer Group. The Bank’s loan portfolio

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution Analysis
As of June 30, 2014 or the Most Recent Date Available

				Portfolio Composition as a Percent of Assets
					1-4	Constr.	Multi-		Commerc.		RWA/	Serviced	Servicing
				MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	For Others	Assets
				(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
First Federal of Port Angeles
June 30, 2014				21.21%	35.53%	2.58%	5.67%	16.1%	2.2%	1.35%	54.66%	$235,200	$1,266

All Public Companies
Averages				12.52%	32.21%	3.26%	8.24%	17.46%	4.63%	1.55%	64.91%	$1,732,883	$12,739
Medians				10.81%	30.4%	2.44%	2.98%	17.12%	3.28%	0.42%	64.08%	$68,030	$370

State of WA
Averages				8.09%	23.92%	6.72%	6.73%	26.11%	5.14%	6.01%	75.52%	$1,798,361	$20,481
Medians				8.92%	19.85%	7.22%	4.62%	27.89%	4.59%	1.3%	77.77%	$194,343	$1,093

Comparable Group
Averages				8.53%	24.57%	4.18%	6.24%	22.11%	4.89%	4.17%	67.58%	$169,114	$1,136
Medians				11.15%	24.38%	3.64%	4.36%	19.51%	4.13%	1.32%	66.71%	$113,795	$717

Comparable Group
ANCB	Anchor Bancorp		WA	12.11%	21.56%	6.12%	12.21%	27.71%	4.3%	1.88%	79.98%	$96,494	$367
CHEV	Cheviot Financial		OH	1.99%	40.22%	0.71%	3.32%	11.04%	1.18%	0.17%	52.12%	$147,734	$1,274
EBMT	Eagle Bancorp Montana, Inc.		MT	11.49%	27.29%	2.07%	1.97%	14.67%	5.86%	2.55%	60.49%	$546,197	$3,756
FCLF	First Clover Leaf Fin Corp.		IL	5.98%	21.48%	3.47%	4.84%	18.97%	8.74%	0.32%	65.58%	$109,075	$928
FFNW	First Financial Northwest Inc		WA	10.81%	31.04%	3.8%	13.55%	28.06%	0.07%	0.04%	69.28%	$1,834	$—
FSFG	First Savings Financial Group		IN	12.34%	28.35%	3.44%	3.87%	20.06%	3.26%	1.16%	64.09%	$—	$—
FSBW	FS Bancorp Inc.		WA	7.02%	16.23%	9.2%	2.78%	9.59%	12.6%	29.47%	82.74%	$270,171	$2,342
IROQ	IF Bancorp Inc.	(1)	IL	11.54%	27.2%	0.06%	10.65%	14.37%	3.96%	1.47%	55.95%	$74,017	$506
RVSB	Riverview Bancorp Inc.		WA	11.48%	14.24%	4.57%	2.73%	35.47%	5.51%	3.89%	67.83%	$118,514	$373
TSBK	Timberland Bancorp Inc.		WA	0.58%	18.13%	8.34%	6.47%	41.19%	3.48%	0.72%	77.77%	$327,100	$1,812

(1) As of March 31, 2014.

Source: SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reilable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13
composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities relative to the Peer Group median (56.74% of assets versus 35.53% for the Peer Group). The Bank’s higher ratio was attributable to maintaining higher concentrations of 1-4 family permanent mortgage loans, as well as higher MBS relative to the Peer Group’s ratios. The Bank reported a balance of loans serviced for others of $235.2 million, while the vast majority of Peer Group members also reported a balance of loans serviced for others, which based on the median totaled $113.8 million. The Bank and the Peer Group also maintained balances of loan servicing intangibles.
Diversification into higher risk and higher yielding types of lending was more significant for the Peer Group compared to the Bank, as all loans outside of residential 1-4 family loans (including home equity loans and HELOCs) equaled 32.96% of assets for the Peer Group and 27.90% of assets for the Bank. Less diversification of the loan portfolio also resulted in First Federal’s lower risk weighted assets- to-assets ratio as compared to the Peer Group (54.66% versus 66.71% for the Peer Group). In fact, First Federal’s risk weighted assets-to-assets ratio was lower than all but one of the Peer Group companies, which ranged from a low of 52.12% to a high of 82.74%. The Peer Group reported the most significant diversification into commercial real estate lending (19.51% of assets), followed by multi-family lending (4.36% of assets). The Bank’s highest level of lending diversification was also in commercial real estate lending (16.10% of assets), followed by multi-family lending (5.67% of assets).
Credit Risk
Based on a comparison of credit quality measures, the Bank’s credit risk exposure was considered to be somewhat more favorable in comparison to the Peer Group’s. As shown in Table 3.5, the Bank’s NPAs/assets and adjusted NPAs/assets (excluding performing TDRs) ratios equaled 1.94% and 0.85%, respectively, versus comparable measures of 2.32% and 1.35% for the Peer Group medians. The ratio of REO to assets was also much lower for the Bank (0.10%) versus the Peer Group median at 0.58%. First Federal reported more favorable reserve coverage ratios compared to the Peer Group, as well, reporting slightly higher reserves as a percent of loans (1.60% versus 1.53% for the Peer Group median) and higher reserves as a percent of NPAs (52.41% versus 38.70% for the Peer Group median) and NPLs (55.32% versus 45.54% for the Peer Group median). Net loan charge-offs as a percent of loans were slightly higher for the Bank, however, as net loan charge-offs as a percentage of loans for the Bank equaled 0.24% of loans versus 0.14% of loans for the Peer Group median.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.5
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of June 30, 2014 or the Most Recent Date Available

					NPAs &	Adj NPAs &				Rsrves/
				REO/	90+Del/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
				Assets	Assets (1)	Assets (2)	Loans (3)	Loans HFI	NPLs (3)	90+Del (1)	Chargeoffs (4)	Loans
				(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
First Federal of Port Angeles
June 30, 2014				0.1%	1.94%	0.85%	2.89%	1.6%	55.32%	52.41%	$1,209	0.24%

All Public Companies
Averages				0.33%	2.23%	1.37%	2.72%	1.26%	75.04%	63.08%	$3,904	0.25%
Medians				0.18%	1.64%	1.2%	2.03%	1.18%	55.18%	48.5%	$645	0.13%

State of WA
Averages				0.87%	4.29%	1.74%	4.61%	1.72%	107.48%	99.33%	$836	0.15%
Medians				0.92%	4.37%	1.84%	4.8%	1.71%	35.2%	25.1%	$626	0.13%

Comparable Group
Averages				0.63%	2.99%	1.42%	3.37%	1.45%	125.01%	96.92%	$497	0.16%
Medians				0.58%	2.32%	1.35%	3.32%	1.53%	45.54%	38.7%	$503	0.14%

Comparable Group
ANCB	Anchor Bancorp		WA	1.3%	4.85%	2.51%	4.83%	1.62%	33.47%	24.49%	$523	0.18%
CHEV	Cheviot Financial		OH	0.48%	2.45%	1.31%	3.47%	0.61%	17.4%	13.99%	$1,194	0.36%
EBMT	Eagle Bancorp Montana, Inc.		MT	0.08%	0.18%	0.18%	0.18%	0.77%	407.09%	216.84%	$483	0.19%
FCLF	First Clover Leaf Fin Corp.		IL	0.67%	1.78%	1.66%	1.83%	1.43%	78.29%	48.84%	$(54)	(0.01)%
FFNW	First Financial Northwest Inc		WA	1.13%	7.7%	1.38%	8.58%	1.74%	20.23%	17.27%	$(438)	(0.07)%
FSFG	First Savings Financial Group		IN	0.1%	2.19%	0.81%	3.17%	1.39%	44.02%	39.05%	$543	0.13%
FSBW	FS Bancorp Inc.		WA	0.01%	0.27%	0.09%	0.33%	1.68%	484.97%	470.17%	$1,598	0.52%
IROQ	IF Bancorp Inc.	(5)	IL	0.07%	0.91%	0.57%	1.47%	1.18%	80.66%	74.5%	$474	0.15%
RVSB	Riverview Bancorp Inc.		WA	0.72%	3.88%	2.3%	4.76%	2.25%	47.07%	38.36%	$(84)	(0.02)%
TSBK	Timberland Bancorp Inc.		WA	1.7%	5.65%	3.38%	5.03%	1.86%	36.92%	25.7%	$728	0.13%

(1) NPAs are defined as nonaccrual loans, performing TDRs, and OREO.
(2) Adjusted NPAs are defined as nonaccrual loans and OREO (performing TDRs are excluded).
(3) NPLs are defined as nonaccrual loans and performing TDRs.
(4) Net loan chargeoffs are shown on a last twelve month basis.
(5) As of or for the twelve months ended March 31, 2014.

Source: SNL Financial, LC and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15
Interest Rate Risk
Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet composition, First Federal’s interest rate risk characteristics were considered to be less favorable than the Peer Group. The Bank’s equity-to-assets and IEA/IBL ratios were lower than the Peer Group, thereby implying a greater dependence on the yield-cost spread to sustain the net interest margin for the Bank. The Bank reported a lower level of non-interest earning assets, a favorable comparative factor, which provides an indication of the earnings capabilities and interest rate risk of the balance sheet. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with more favorable balance sheet interest rate risk characteristics than currently maintained by the Peer Group, particularly with respect to the increases that will be realized in the Bank’s equity-to-assets and IEA/IBL ratios.
To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for First Federal and the Peer Group. The relative fluctuations in the Bank’s net interest income to average assets ratio were considered to be higher than the Peer Group and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, First Federal was viewed as maintaining a somewhat higher degree of interest rate risk exposure in the net interest margin. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding First Federal’s assets.
Summary
Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of First Federal. In those areas where notable differences exist, we will apply appropriate valuation adjustments in the next section.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Table 3.6
Interest Rate Risk Measures and Net Interest Income Volatility
Comparable Institution Analysis
As of June 30, 2014 or the Most Recent Date Available

				Balance Sheet Measures
				Tangible	Avg	Non-Earn.	Quarterly Change in Net Interest Income
				Equity/	IEA/	Assets/
				Assets	Avg IBL	Assets	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
				(%)	(%)	(%)	(change in net interest income is annualized in basis points)
First Federal of Port Angeles
June 30, 2014				10.2%	107.3%	5.1%	4	8	12	-8	22	0

All Public Companies				12.9%	125.8%	8.3%	2	-2	5	1	-2	-7
State of WA				12.8%	123.5%	9.4%	5	0	0	8	0	-7

Comparable Group
Average				12.6%	119.5%	8.8%	2	0	1	4	-7	-4
Median				12.4%	119.3%	8.8%	5	2	0	-4	-2	-2

Comparable Group
ANCB	Anchor Bancorp		WA	13.8%	124.0%	9.6%	-13	18	21	50	-66	15
CHEV	Cheviot Financial		OH	14.7%	108.9%	14.5%	0	4	7	-4	-4	-4
EBMT	Eagle Bancorp Montana, Inc.		MT	8.3%	114.7%	10.6%	5	0	15	19	-17	-21
FCLF	First Clover Leaf Fin Corp.		IL	10.2%	117.1%	9.2%	6	-5	-7	-4	-10	-10
FFNW	First Financial Northwest Inc		WA	20.3%	121.4%	5.8%	9	-2	11	-4	26	29
FSFG	First Savings Financial Group		IN	11.0%	114.5%	8.3%	-20	3	-7	1	-14	12
FSBW	FS Bancorp Inc.		WA	14.4%	129.0%	6.0%	18	-21	-26	-10	12	-18
IROQ	IF Bancorp Inc.	(1)	IL	14.0%	116.2%	4.5%	NA	3	-1	10	5	0
RVSB	Riverview Bancorp Inc.		WA	9.3%	127.4%	10.5%	14	-4	-8	-10	-1	-46
TSBK	Timberland Bancorp Inc.		WA	10.5%	121.5%	8.4%	1	4	1	-6	4	3

NA=Change is greater than 100 basis points during the quarter.

(1) As of March 31, 2014.

Source: SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS
Introduction
This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s conversion transaction.
Appraisal Guidelines
The federal regulatory appraisal guidelines utilized by the FDIC and the DFI specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded thrifts is selected; (2) a financial and operational comparison of the converting thrift relative to the peer group is conducted to discern key differences, leading to valuation adjustments; and, (3) a valuation analysis in which the pro forma market value of the converting thrift is determined based on the market pricing of the peer group as of the date of the valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.
RP Financial Approach to the Valuation
The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.
The pro forma market value determined herein is a preliminary value for the Bank’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in First Federal’s operations and financial condition; (2) monitor First Federal’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift

RP® Financial, LC.	VALUATION ANALYSIS
IV.2
stocks and First Federal’s stock specifically; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.
The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including First Northwest Bancorp’s value, or First Northwest Bancorp’s value alone. To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.
Valuation Analysis
A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of First Federal relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Bank coming to market at this time.

1.	Financial Condition
The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

▪
Overall A/L Composition. In comparison to the Peer Group, the Bank’s IEA composition was slightly less favorable, reflecting a slightly lower concentration of loans, and a higher concentration of cash and investments, resulting in a lower

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

earnings capacity. In terms of funding liabilities, First Federal’s deposits were lower and borrowings were higher as a percent of assets compared to the Peer Group. Lending diversification into higher yielding types of loans (albeit higher risk loans) was more significant for the Peer Group, with such loans approximating 33% percent of assets for the Peer Group versus 28% for First Federal. Recent loan growth has occurred in the commercial real estate portfolio, consisting of a few very large balance, out-of-market commercial real estate loans, and the relative unseasoned nature of this portfolio provides additional risk. The lower investment in higher risk loans resulted in First Federal reporting a lower risk weighted assets-to-assets ratio in comparison to the Peer Group’s ratio, as well as all, but one of the Peer Group members. The Bank’s IEA composition also resulted in a lower yield earned on IEA, while the Bank’s cost of IBL was slightly lower than the Peer Group’s cost of funds. As a percent of assets, First Federal maintained a higher level of IEA and a higher level of IBL, given the lower pre-conversion equity position of the Bank. The Bank’s IEA/IBL ratio of 107.4% was slightly lower than the 108.1% ratio for the Peer Group. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should be higher than the Peer Group’s ratio. RP Financial concluded that A/L composition was a slight downward factor in the adjustment for financial condition.

▪
Credit Quality. First Federal’s NPAs/assets and NPLs/loans ratios were less than the comparable Peer Group median ratios. Additionally, when excluding performing TDRs from the NPA/assets ratio, First Federal’s ratio was notably lower than the Peer Group median. Loan loss reserves as a percent of NPLs and NPAs were also higher than the Peer Group medians, while First Federal reported a similar ratio of loan loss reserves as a percent of loans. Net loan charge-offs as a percent of loans for First Federal was slightly higher than the Peer Group median. As noted above, First Federal’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio. In addition, the Bank’s loan portfolio composition was concentrated in lower risk residential assets, including MBS. Overall, RP Financial concluded that credit quality was a positive factor in the adjustment for financial condition.

▪
Balance Sheet Liquidity. As of the valuation date, First Federal reported a higher level of cash and investment securities relative to the Peer Group, with the Bank’s investments concentrated in MBS, a majority of which are carried as AFS. Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into shorter term investment securities while the Bank’s portion of the proceeds will also be deployed into investments pending the longer term reinvestment into loans. The Bank’s future borrowing capacity was considered to be somewhat lower than the Peer Groups’, given the current level of borrowings currently utilized by the Bank in funding the asset base. Overall, RP Financial concluded that pro forma balance sheet liquidity was a neutral factor in our adjustment for financial condition.

▪
Funding Liabilities. First Federal’s IBL composition reflected a slightly lower concentration of deposits and higher use of borrowings relative to the comparable Peer Group ratios, although First Federal’s cost of funds was similar to the Peer Group’s ratio. Total IBL as a percent of assets was higher for the Bank as compared to the Peer Group’s ratio due to the lower pre-conversion equity ratio maintained by the Bank. Following the stock offering, the increase in the Bank’s equity position will reduce the level of IBL funding the Bank’s assets to a ratio that is in line with the

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

Peer Group’s ratio. Overall, RP Financial concluded that funding liabilities were a slightly negative factor in our adjustment for financial condition.

▪
Tangible Equity/ROE. First Federal currently operates with a lower tangible equity-to-assets ratio as compared to the Peer Group. Following the stock offering, First Federal’s pro forma tangible equity position is expected to exceed the Peer Group’s ratio, which will result in greater leverage potential. At the same time, the Bank’s more significant equity surplus will likely result in a lower ROE, an unattractive metric from an investor view. On balance, RP Financial concluded that the tangible equity position was a neutral factor in our adjustment for financial condition.

On balance, First Federal’s financial condition, taking into account the above factors, was considered to be less favorable than the Peer Group’s and, thus, a slight downward adjustment was applied for this valuation adjustment.

2.	Profitability, Growth and Viability of Earnings
Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of a financial institution’s earnings stream and the prospects and ability to generate future earnings, heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

▪
Reported Profitability. For the most recent 12 month period, First Federal reported net income of $2.7 million, or 0.34% of average assets, versus average and median profitability of 0.78% and 0.65% of average assets for the Peer Group. The Bank’s lower income in comparison to the Peer Group was attributable a lower level of net interest income (caused by low interest income and slightly higher interest expense), and lower non-interest income, which was partially offset by the Bank’s lower level of operating expenses. Both First Federal and the Peer Group rely to a similar extent on gains on the sale of loans. A key difference between the Bank and the Peer Group is First Federal’s lower interest income ratio, a result of the lower loans/assets ratio, and the Bank’s lower yield on earning assets and overall yield/cost spread. Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Bank’s bottom line income, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company. The Bank’s level of NPAs will remain as a potential negative factor in future earnings as additional loan loss reserves may be incurred. However, the Peer Group can also be expected to experience losses related to problem assets. On balance, RP Financial concluded that the Bank’s reported earnings were a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

▪
Core Profitability. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of core profitability. First Federal operated with a lower net interest income ratio and a lower level of non-interest operating income, based on a comparison to the Peer Group averages and medians. The lower revenues were mitigated to a limited extent by the Bank’s lower operating expense ratio such that the Bank’s efficiency ratio was similar to the Peer Group’s ratio. Loan loss provisions had a larger impact on the Bank’s earnings than the Peer Group’s earnings. The expected earnings benefits the Bank should realize from the redeployment of stock proceeds into IEA and leveraging of post-conversion equity will be somewhat negated by expenses associated with the stock benefit plans, as well as incremental costs associated with the growth oriented business plan. On balance we believe the Bank’s core profitability was a moderately negative factor in this valuation adjustment.

▪
Interest Rate Risk. Quarterly changes in the net interest income ratio for First Federal indicated a somewhat higher degree of volatility. Other measures of interest rate risk, such as tangible equity and the IEA/IBL ratio were less favorable than the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/IBL ratios that will exceed the Peer Group ratios, as well as enhance the stability of the Bank’s net interest margin through the reinvestment of stock proceeds into IEA. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

▪
Credit Risk. Loan loss provisions were a slightly larger factor in the Bank’s income statement over the most recent 12 month time period. In terms of future exposure to credit quality related losses, however, First Federal maintained a lower concentration of assets in loans and less lending diversification into higher credit risk loans. The Bank’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio, as well as all but one of the Peer Group member ratios. The Bank’s NPAs/assets ratio was more favorable than the Peer Group and loss reserves were more favorable for the Bank in comparison to NPAs and NPLs and similar in terms of loans receivable. Net loan charge-offs over the last 12 months as a percent of loans were higher for the Bank as a percent of loans as compared to the Peer Group. Overall, RP Financial concluded that credit risk was a slightly positive factor in the adjustment for profitability, growth and viability of earnings.

▪
Earnings Growth Potential. First Federal maintained a lower level of net interest income and a lower interest rate spread as compared to the Peer Group. The Bank’s earnings growth potential is limited by the current low loans/assets ratio, which can only be reversed through substantial growth in the loan portfolio - a key part of the future operating strategy. However, the timing of such loan growth, and quality of such loans to be obtained, remains uncertain. In addition, the Bank’s primary market area reveals less favorable current demographic and economic data and future trends, which may limit future franchise growth and profitability. First Federal’s eventual success in transitioning to branch locations closer to the west side of Puget Sound also will determine future profitability growth, which will be partially offset by the costs associated with opening these de novo branches. The infusion of stock proceeds will provide the Bank with greater leverage potential than the Peer Group. On balance, because of the limitation of the loans/assets ratio on earnings

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

and the likely increase in operating expenses to be incurred in connection with the branch expansion, as well as costs associated with operating as a publicly-traded company, we concluded that a moderate downward adjustment was warranted for this factor.

▪
Return on Equity. Currently, the Bank’s trailing 12 month ROE on either a reported or core basis is lower than the Peer Group’s ROE. On a pro forma basis, immediately following the conversion the Bank’s earnings increase will be limited whereas the equity will increase considerably, thus resulting in a lower pro forma ROE relative to the Peer Group. Accordingly, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, First Federal’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a moderate downward adjustment was warranted for profitability, growth and viability of earnings.

3.	Asset Growth
First Federal’s assets increased at an annual rate of 1.4% during the most recent 12 month period, while the Peer Group’s assets increased by 5.4% over the same time period. Six of the ten Peer Group companies reported increases in assets, with the highest growth of a peer member equal to 15.09% (due to loan growth). The recent modest asset growth reported by First Federal is primarily the result of lower needs for additional funds given the current level of liquidity and overall loan demand. On a pro forma basis, First Federal’s tangible equity-to-assets ratio will exceed the Peer Group's tangible equity-to-assets ratio, indicating greater leverage capacity for the Bank. First Federal’s location on the Peninsula and the related small size and low growth rate of the population base implies a restricted growth capability. The Bank has begun a movement eastward to higher population centers through the relocation of the Kitsap County branch and the LPO in Whatcom County, and has stated the intention to open additional branch offices in the contiguous counties of the Puget Sound region. However, the timing and ability for the Bank to substantially expand the asset base in a cost effective manner following completion of the conversion and achieve a reasonably leveraged equity base is uncertain. On balance, we concluded that a slight downward adjustment was warranted for asset growth.

4.	Primary Market Area
The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. First Federal’s primary market area for loans and deposits is considered to be the

RP® Financial, LC.	VALUATION ANALYSIS
IV.7
North Olympic Peninsula and western regions of Washington where the Bank maintains its branch network and LPO. Within this market, the Bank faces significant competition for loans and deposits from both community based institutions and larger regional financial institutions, which provide a broader array of services and have significantly larger branch networks. However, the Peer Group companies by virtue of their relatively comparable size relative to First Federal also face numerous and/or large competitors.
Demographic and economic trends and characteristics in the Bank’s primary market area are relatively less favorable than the primary market areas served by the Peer Group companies (see Exhibit III-2). In this regard, the total population of Clallam County is lower than the median and significantly lower than the average primary market areas of the Peer Group. In addition, while the historical population growth rate in Clallam County was equal to the Peer Group average over the 2010-2014 period, the forecasted annual population growth rate for the Bank’s market at 0.7% is slightly above the Peer Group’s projected average and median growth of 0.5% for the 2014 to 2019 period. Per capita income levels in Clallam County were 7% to 8% higher than the average and median of the Peer Group’s markets. As a percentage of the state average, Clallam County falls in between the average and median of the Peer Group. The deposit market share exhibited by the Bank in Clallam County was above the Peer Group average and median, however, indicative of the smaller market within which the Bank operates. Unemployment rates for the markets served by the Peer Group companies were more favorable than Clallam County.
The limited size of the Bank’s current market area in terms of population and economic base is an unfavorable comparison to the Peer Group companies. The Bank’s operations are substantially isolated on the North Olympic Peninsula region, given the separation from the Seattle metropolitan area caused by the Puget Sound and the Strait of Juan de Fuca. This factor substantially limits the sources for loans, both residential and commercial, which are the focus of future lending activities, and is a substantial unfavorable factor for many aspects of the Bank’s operations, including the ability to hire senior level personnel. In response, First Federal operates a branch in Kitsap County (Silverdale) and an LPO in Whatcom County (Bellingham). Access to these locations and the planned opening of branches within the contiguous counties of Puget Sound over the next three years, coupled with higher potential for loan sources is a key factor for future success. However, there remains significant uncertainty as to the timing and level of loan originations to be obtained in these new markets.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8
On balance, we concluded that a moderate downward adjustment was appropriate for the Bank’s market area.
5.    Dividends
At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.
Eight of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.58% to 2.83%. The median dividend yield on the stocks of the Peer Group institutions was 1.81% as of August 15, 2014, representing a median payout ratio of 24.28% of earnings. Comparatively, as of August 15, 2014, the median dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 1.76%.
The Bank will have the equity and earnings capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma capitalization, however the resulting payout ratio would be well in excess of the Peer Group’s average and median ratios, indicating some inability to pay such a competitive dividend rate. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares
The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $41.9 million to $171.1 million as of August 15, 2014, with average and median market values of $75.7 million and $69.9 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 2.2 million to 22.4 million, with average and median shares outstanding of 7.5 million and 5.6 million, respectively. The Bank’s conversion offering at the midpoint is expected to provide for pro forma shares outstanding that will be higher than the average and median shares outstanding indicated for the Peer Group companies. Likewise, the market capitalization of the Bank at the midpoint of the offering range will be higher than the Peer Group average and median values. Like all of the Peer Group

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companies, the Company’s stock is expected to be quoted on NASDAQ following the conversion offering, however the stock will retain characteristics of an initial public offering. Based on the above factors and the comparability of the anticipated trading market on NASDAQ, we concluded that no valuation adjustment was warranted for this factor.

7.	Marketing of the Issue
We believe that three separate markets exist for thrift stocks, including those coming to market such as First Federal’s: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and, (C) the acquisition market for thrift franchises in Washington. All of these markets were considered in the valuation of the Bank’s to-be-issued stock.
A.    The Public Market
The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues, and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.
In terms of assessing general stock market conditions, the performance of the overall stock market has generally shown an upward trend in recent quarters. Stocks retreated at the start of 2014, as profit taking and a disappointing employment report for December weighed on the broader stock market. Mixed fourth quarter earnings reports translated into an up and down stock market in mid-January. Concerns about weakening economies in emerging market countries precipitated a global stock market selloff heading into the second half of January, as the DJIA posted five consecutive losses. News that the Federal Reserve voted again to scale back its monthly bond buying program by another $10 billion, despite recent turmoil in emerging markets and soft jobs data, added to the selloff to close out January. A significant decline in January manufacturing activity drove stocks sharply lower at the start of February. Stocks

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rebounded heading into mid-February, as disappointing job growth reflected in the January employment report and congressional testimony by the new Federal Reserve Chairwoman eased investor concerns that the Federal Reserve would not continue on its current course of easy monetary policies. The release of minutes from the Federal Reserve’s previous meeting, which indicated that some Federal Reserve officials were considering raising interest rates sooner than expected, pressured stocks lower heading into the second half of February. Despite data showing a softening economy, stocks traded higher to close out February. Stocks declined sharply on the first day of trading in March as the Ukraine crisis sparked a global selloff, which was followed by a rebound in the stock market to close out the first week of March as the threat of the Ukraine crisis escalating diminished and the February employment report showed better-than-expected job growth. Data showing that China’s economy weakened sharply during the first two months of 2014 and rising tensions in Ukraine contributed to stocks trading lower into mid-March. The broader stock market traded unevenly in the second half of March, as investors reacted to mixed reports on the economy and comments from the Federal Reserve Chairwoman signaling that the Federal Reserve could begin raising interest rates earlier than expected. New assurances from the Federal Reserve Chairwoman on the Federal Reserve’s plan to keep rates low until the job market returned to normal health and remarks from China’s premier that the Chinese government was ready to take steps to support China’s economy helped to lift stocks at the close of March.
Stocks edged higher at the start of the second quarter of 2014, which was followed by a downturn as investors reacted to March employment data in which the unemployment rate was unchanged from February and job growth was slightly below expectations. Led by advances in technology shares, the broader stock market traded higher for the first time in four sessions at the start of the first quarter earnings season. Stocks retreated heading into mid-April, with once high-flying biotechnology and Internet companies leading the decline. A strong retail sales report for March helped stocks to rebound in mid-April, with technology stocks leading the market higher. Investor confidence was also bolstered by reassurances from the Federal Reserve Chairwoman on maintaining her stance for keeping interest rates low. A rebound in technology stocks and a series of deals in the healthcare sector helped to extend gains in the broader stock market heading into late-April. The DJIA closed at a record high at the end of April, as a number of positive first quarter earnings reports helped to offset investors’ worries about tensions in Ukraine and slowing growth in China. Stocks traded unevenly during the first three weeks of May, as investors reacted to mixed data on the economy and gravitated

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towards lower risk investments. The release of minutes from the Federal Reserve’s April policy meeting, which suggested that Federal Reserve officials were in no hurry to raise interest rates, and better-than-expected new home sales for April contributed to gains in the broader stock market heading into the last week of May. Stocks closed out May on an upswing, despite a downward revision to first quarter GDP growth to a negative annual growth rate of 1.0%. Favorable reports for May manufacturing and service activity, along with a May jobs report that generally met expectations, supported a continuation of a positive trend in the broader stock market during the first week of June. Instability in Iraq and a spike in oil prices weighed on stocks heading into mid-June. Stocks rebounded at the conclusion of the Federal Reserve’s policy meeting in mid-June, as the Federal Reserve indicated that it planned to maintain its current policy of keeping its target interest rate near zero and reduce its monthly purchases of long-term bonds from $45 billion to $35 billion. Optimism about the U.S. economy and the Federal Reserve’s commitment to keep interest rates low spurred the DJIA and the S&P 500 to record highs heading into late-June. Followings six consecutive sessions of closing higher, the broader stock market closed out the second quarter with mixed results.
Better-than-expected job growth reflected in the June employment report contributed to stock market gains in early-July, with the DJIA moving to a first time close above 17000. The DJIA retreated back under 17000 following the record close, as caution prevailed ahead of the second quarter earnings season. Some better-than-expected earnings reports coming out of the banking and technology sectors helped to propel the DJIA to record highs in mid-July. Global tensions in Ukraine and the Middle East pressured stocks lower heading into late-July. Stocks tumbled lower at the end of July, as worries about the global economy, including Europe’s prolonged economic slump and Argentina defaulting on its debt, translated into a broad-based selloff. In the first full trading week of August, weaker-than-expected job growth reflected in the July employment report and ongoing geopolitical concerns pushed the DJIA to its lowest close since late-April which was followed by the DJIA rebounding on the last trading day of the week. Stocks were higher in the next week of thin summer trading. The gains helped the DJIA move into positive territory for the year, but NASDAQ saw the strongest increase. On August 15, 2014, the DJIA closed at 16662.91, an increase of 10.3% from one year ago and an increase of 1.3% year-to-date, and the NASDAQ closed at 4464.93, an increase of 23.8% from one year ago and an increase of 7.8% year-to-date. The Standard & Poor’s 500 Index closed at 1955.06 on August 15, 2014, an increase of 17.7% from one year ago and an increase of 6.7% year-to-date.

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Thrift stocks slightly underperformed the broader stock market over the past few quarters. Shares of thrift issues traded down at the start of 2014, as the 10-year Treasury yield approached 3.0% in early-January. Thrift stocks were also hurt by the disappointing employment report for December and then traded in a narrow range in mid-January, as investors reacted to mixed fourth quarter earnings reports coming out the banking sector at the start of the fourth quarter earnings season. Financial shares participated in the selloff experienced in the broader stock market during the second half of January and the first trading day of February. Janet Yellen’s debut congressional testimony as Federal Reserve Chairwoman helped to spark a rally in thrift stocks heading into mid-February, as she indicated that there were no plans to change course from the Federal Reserve’s current monetary policies. Thrift issues generally followed trends in the broader stock market in late-February and at the start of March, rallying at the end of February and then selling off at the start of March. Lessening concerns about Ukraine, financial sector merger activity and rising home prices boosted thrift shares following the March 1 selloff. The mid-March global selloff sparked by news of a slowdown in China’s economy impacted thrift shares as well, which was followed by an upward movement in shares in connection some favorable economic data including a pick-up in industrial production. Mixed signals from the Federal Reserve regarding the end of its quantitative easing program and a decline in February pending home sales were factors that pressured thrift stocks lower in late-March. Thrift stocks traded up at the end of the first quarter, as comments by the Federal Reserve Chairwoman that the Federal Reserve would continue to support the economic recovery were well received in the broader stock market.
Consistent with the broader stock market, thrift stocks traded lower in early-April 2014 with the release of the March employment report. A disappointing first quarter earnings report posted by J.P. Morgan, along with a selloff in the broader stock market, pressured financial shares lower heading into mid-April. Led by Citigroup’s better-than-expected first quarter earnings report, financial shares participated in the broader stock market rally going in the second half of April. News that Bank of America would suspend its stock buyback program and a planned increase in its quarterly dividend pressured financial shares lower in late-April. Thrift shares traded in a narrow range during early-May and then bounced higher, as the Federal Reserve Chairwoman reiterated the Federal Reserve’s stance to keep short-term interest rates near zero for the foreseeable future. Fresh concerns over the pace of economic growth and weakness in the housing sector pulled financial shares lower in mid-May. Indications that the Federal Reserve was planning to stay the course on keeping interest rates

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low and a favorable report on new home sales for April boosted thrift shares heading into the last week of May. After trading in a narrow range at the end of May, some favorable economic reports supported gains in thrift shares during the first week of June. Thrift shares showed little movement heading into mid-June and then bounced higher at the conclusion of the Federal Reserve’s mid-June policy meeting, in which the Federal Reserve lowered its forecast for economic growth this year and indicated that interest rates were not expected to rise until 2015. Consistent with the broader stock market, thrift stocks traded in a narrow range at the close of the second quarter.
The favorable employment report for June boosted thrift stocks, along with the broader stock market, at the start of the third quarter of 2014. Financial shares eased lower ahead of the second quarter earnings season. Mixed second earnings reports coming out of the banking sector provided for a narrow trading range for thrift shares through mid-July. Thrift stocks faltered along with stocks in general heading into the second half of July, as investors moved to safe haven investments on reports of a Malaysian airliner being shot down and Israel’s invasion of Gaza. Merger activity in the banking sector helped to lift thrift stocks heading into late-July. Thrift shares traded lower to close out July and at the start of August, as concerns that an improving U.S. economy could prompt the Federal Reserve to raise rates sooner than expected weighed on interest rate sensitive issues. In the first two weeks of trading in August, thrift shares stabilized and then rebounded along with the broader stock market to close out the first half of the month. On August 15, 2014, the SNL Index for all publicly-traded thrifts closed at 703.8, an increase of 7.5% from one year ago and an increase of 0.5% year-to-date.
B.    The New Issue Market
In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and

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existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.
As shown in Table 4.1, two standard conversions and one second-step conversion have been completed during the past three months. The standard conversion offerings are considered to be more relevant for First Federal’s pro forma pricing. The average closing pro forma price/tangible book ratio of the two recent standard conversion offerings equaled 71.1%. On average, the two standard conversion offerings reflected price appreciation of 20.4% after the first week of trading. As of August 15, 2014, the two recent standard conversion offerings reflected a 23.2% increase in price on average.
Shown in Table 4.2 are the current pricing ratios for the three fully-converted offerings completed during the past three months that trade on NASDAQ, one of which was a second-step offering. The current average P/TB ratio of the fully-converted recent conversions equaled 94.91%, based on closing stock prices as of August 15, 2014.
C. The Acquisition Market
Also considered in the valuation was the potential impact on First Federal’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Washington. As shown in Exhibit IV-4, there were five thrift acquisitions completed from the beginning of 2000 through August 15, 2014, and there are currently no acquisitions pending of a Washington savings institution. Additionally, there were 42 acquisitions of commercial banks in Washington over the corresponding timeframe. The recent acquisition activity may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Bank’s market and, thus, are subject to the same type of acquisition speculation that may influence First Northwest Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in First Northwest Bancorp’s stock would tend to be less, compared to the stocks of the Peer Group companies.

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* * * * * * * * * * *
In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for standard conversions and the acquisition market. Taking these factors and trends into account, RP Financial concluded that no valuation adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.
8.    Management
The Bank’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations. Although most of the senior management positions are recently filled, several of the managers had prior positions at First Federal, or have extensive experience at other financial institutions. Exhibit IV-5 provides summary resumes of the First Federal’s Board of Directors and senior management. The financial characteristics of the Bank suggest that the Board and senior management have been effective in pursuing an operating strategy that can be well managed by the Bank’s present organizational structure. The Bank currently does not have any senior management positions that are vacant.
Overall, the returns, equity positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.
9.    Effect of Government Regulation and Regulatory Reform
In summary, as a fully-converted regulated institution, First Federal will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.
Summary of Adjustments
Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

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Table 4.3
First Federal Savings and Loan Association of Port Angeles
Valuation Adjustments
Key Valuation Parameters:    Valuation Adjustment
Financial Condition    Slight Downward
Profitability, Growth and Viability of Earnings    Moderate Downward
Asset Growth    Slight Downward
Primary Market Area    Moderate Downward
Dividends    No Adjustment
Liquidity of the Shares    No Adjustment
Marketing of the Issue    No Adjustment
Management    No Adjustment
Effect of Govt. Regulations and Regulatory Reform    No Adjustment
Valuation Approaches
In applying the accepted valuation methodology utilized by the FDIC and the FRB, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Bank’s to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank’s prospectus for the foundation, reinvestment rate, effective tax rate, stock benefit plan assumptions, and expenses (summarized in Exhibits IV-7 and IV-8).
In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.
RP Financial’s valuation placed an emphasis on the following:

•
P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

•
P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a conversion offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable

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indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•
P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Bank has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding, excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends, and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.
Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed previously and the dilutive impact of the stock and cash contribution to the Foundation, RP Financial concluded that, as of August 15, 2014, the aggregate pro forma market value of First Northwest Bancorp’s conversion stock, inclusive of the shares issued to the Foundation, equaled $99.0 million at the midpoint, equal to 9,896,000 shares at $10.00 per share. The $10.00 per share price was determined by the First Federal Board. Before factoring in the shares issued to the Foundation, the size of the offering at the midpoint value is equal to $92.0 million, or 9,200,000 shares.

1.Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank reported net income of $2.668 million for the fiscal year ended June 30, 2014. In deriving First Federal’s core earnings, the adjustments made to reported earnings were to eliminate gains on the sale of investment securities ($112,000). We chose not to exclude gains on the sale of

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loans ($762,000), as this is a recurring event for the Bank. As shown in the table below, on a tax-effected basis, assuming an effective marginal tax rate of 34.0% for the earnings adjustments, the Bank’s core earnings were determined to equal $2.594 million for the fiscal year ended June 30, 2014.
Table 4.4
First Federal Savings and Loan Association of Port Angeles
Derivation of Core Earnings
Amount
($000)

Net Income     $2,668
Deduct: Gain on Sale of Investment Securities     (112)
Tax Effect (1)     38
Core Earnings Estimate    $2,594
(1) Tax effected at 34.0%.
Based on the Bank’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core P/E multiples at the $99.0 million midpoint value equaled 46.22 times and 47.87 times, respectively, indicating premiums of 198.2% and 197.5%, relative to the Peer Group’s average reported and core earnings multiples of 15.50 times and 16.09 times (see Table 4.5). In comparison to the Peer Group’s median reported and core earnings multiples of 15.43 times and 16.09 times, the Bank’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 199.6% and 197.5%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the maximum, as adjusted equaled 37.92 times and 66.23 times, and based on core earnings at the minimum and the maximum, as adjusted equaled 39.22 times and 68.80 times, respectively.
2.    Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Bank’s pro forma book value. Based on the $99.0 million midpoint valuation, the Bank’s pro forma P/B and P/TB ratios both equaled 61.80%, respectively (see Table 4.5). In comparison to the average P/B and P/TB ratios for the Peer Group of 88.03% and 97.16%, the Bank’s ratios reflected a discount of 29.8% on a P/B basis and a discount of 36.4% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 89.45% and 94.74%, respectively, the Bank’s pro forma P/B and P/TB ratios at

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Table 4.5
Public Market Pricing Versus Peer Group
First Northwest Bancorp
As of August 15, 2014

			Market Capitalization: Price/ Share ($)	Market Capitalization: Market Value ($Mil)	Per Share Data: Core 12 Month EPS(1) ($)	Per Share Data: Book Value/ Share ($)	Pricing Ratios(2): P/E (x)	Pricing Ratios(2): P/B (%)	Pricing Ratios(2): P/A (%)	Pricing Ratios(2): P/TB (%)	Pricing Ratios(2): P/Core (x)	Dividends(3): Amount/ Share ($)	Dividends(3): Yield (%)	Dividends(3): Payout Ratio(4) (%)	Financial Characteristics(5): Total Assets ($Mil)	Financial Characteristics(5): Equity/ Assets (%)	Financial Characteristics(5): Tang. Eq./ T. Assets (%)	Financial Characteristics(5): NPAs/ Assets (%)	Reported: ROAA (%)	Reported: ROAE (%)	Core: ROAA (%)	Core: ROAE (%)	Offering Amount ($Mil)
First Northwest Bancorp																							
Supermaximum			$10.00	$131.00	$0.15	$14.24	66.23x	70.22%	14.54%	70.22%	68.80x	$0.00	0.00%	0.00%	$901	20.71%	20.71%	1.71%	0.22%	1.06%	0.21%	1.02%	$121.67
Maximum			$10.00	$113.86	$0.17	$15.13	55.13x	66.09%	12.84%	66.09%	57.18x	$0.00	0.00%	0.00%	$887	19.45%	19.45%	1.74%	0.23%	1.20%	0.22%	1.15%	$105.80
Midpoint			$10.00	$98.96	$0.21	$16.18	46.22x	61.80%	11.32%	61.80%	47.87x	$0.00	0.00%	0.00%	$874	18.32%	18.32%	1.76%	0.24%	1.34%	0.24%	1.29%	$92.00
Minimum			$10.00	$84.06	$0.25	$17.60	37.92x	56.82%	9.75%	56.82%	39.22x	$0.00	0.00%	0.00%	$862	17.16%	17.16%	1.79%	0.26%	1.50%	0.25%	1.45%	$78.20
All Non-MHC Public Companies(6)																							
Averages			$16.06	$404.93	$0.87	$15.39	17.90x	107.09%	13.09%	115.05%	17.82x	$0.30	1.89%	54.05%	$2,894	13.22%	12.70%	2.13%	0.56%	4.51%	0.56%	4.56%	
Median			$13.44	$110.72	$0.64	$14.39	16.61x	94.23%	12.43%	98.13%	16.98x	$0.24	1.76%	41.40%	$899	12.54%	11.45%	1.75%	0.58%	4.44%	0.60%	4.38%	
All Non-MHC State of WA(6)																							
Averages			$13.26	$115.83	$0.75	$14.57	14.32x	90.33%	12.17%	97.18%	13.77x	$0.18	0.86%	23.55%	$1,085	13.45%	12.79%	4.29%	0.94%	7.42%	0.95%	7.48%	
Medians			$14.02	$79.21	$0.79	$15.50	14.95x	91.57%	11.46%	95.31%	15.46x	$0.20	0.70%	24.28%	$776	12.95%	12.14%	4.37%	0.76%	5.80%	0.73%	5.66%	
Comparable Group																							
Averages			$13.61	$75.70	$0.77	$15.56	15.50x	88.03%	11.84%	97.16%	16.09x	$0.21	1.58%	43.75%	$631	13.55%	12.62%	2.99%	0.78%	6.07%	0.76%	5.91%	
Medians			$11.77	$69.93	$0.69	$13.63	15.43x	89.45%	11.46%	94.74%	16.09x	$0.22	1.81%	24.28%	$607	13.00%	12.38%	2.25%	0.65%	4.94%	0.64%	4.82%	
State of WA(6)																							
ANCB	Anchor Bancorp	WA	$19.40	$48.86	$0.17	$21.05	NM	92.17%	12.71%	92.17%	NM	$0.00	0.00%	NM	$389	13.79%	13.79%	4.85%	0.10%	0.81%	0.10%	0.80%	
FFNW	First Financial Northwest Inc	WA	$10.84	$171.31	$0.74	$11.60	14.65x	93.45%	18.97%	93.45%	14.60x	$0.20	1.85%	24.32%	$899	20.30%	20.30%	7.70%	1.28%	6.23%	1.28%	6.25%	
FSBW	FS Bancorp Inc.	WA	$17.19	$56.30	$1.11	$19.40	14.95x	88.60%	12.76%	88.60%	15.46x	$0.24	1.40%	19.13%	$436	14.40%	14.40%	0.27%	0.84%	5.57%	0.81%	5.39%	
HMST	HomeStreet Inc.	WA	$17.90	$260.08	$1.02	$19.41	21.57x	92.22%	8.21%	97.17%	17.55x	$0.44	0.00%	26.51%	$3,236	8.91%	8.49%	3.39%	0.42%	4.55%	0.52%	5.56%	
RVSB	Riverview Bancorp Inc.	WA	$3.74	$83.60	$0.83	$4.42	4.51x	84.58%	10.20%	113.92%	4.52x	$0.00	0.00%	NM	$825	12.11%	9.29%	3.88%	2.31%	21.34%	2.31%	21.12%	
TSBK	Timberland Bancorp Inc.	WA	$10.50	$74.83	$0.63	$11.54	15.91x	90.97%	10.17%	97.80%	16.72x	$0.20	1.90%	24.24%	$728	11.18%	10.48%	5.63%	0.69%	6.03%	0.66%	5.77%	
Comparable Group																							
ANCB	Anchor Bancorp	WA	$19.40	$48.86	$0.17	$21.05	NM	92.17%	12.71%	92.17%	NM	$0.00	0.00%	NM	$389	13.79%	13.79%	4.85%	0.10%	0.81%	0.10%	0.80%	
CHEV	Cheviot Financial	OH	$12.70	$86.13	$0.20	$14.06	NM	90.30%	14.66%	101.93%	NM	$0.36	2.83%	138.46%	$581	16.24%	14.65%	2.45%	0.29%	1.85%	0.23%	1.45%	
EBMT	Eagle Bancorp Montana, Inc.	MT	$10.72	$41.90	$0.42	$13.20	20.23x	81.20%	7.79%	95.57%	25.25x	$0.30	2.80%	55.19%	$539	9.59%	8.27%	0.18%	0.41%	4.30%	0.33%	3.44%	
FCLF	First Clover Leaf Fin Corp.	IL	$9.20	$65.03	$0.43	$10.61	22.44x	86.73%	10.18%	102.81%	21.37x	$0.24	2.61%	58.54%	$634	11.73%	10.08%	2.00%	0.47%	3.92%	0.50%	4.12%	
FFNW	First Financial Northwest Inc	WA	$10.84	$171.31	$0.74	$11.60	14.65x	93.45%	18.97%	93.45%	14.60x	$0.20	1.85%	24.32%	$899	20.30%	20.30%	7.70%	1.28%	6.23%	1.28%	6.25%	
FSFG	First Savings Financial Group	IN	$24.69	$53.76	$2.33	$31.48	10.64x	78.43%	7.85%	91.43%	10.60x	$0.44	1.78%	18.10%	$702	12.21%	10.97%	2.04%	0.79%	6.46%	0.79%	6.49%	
FSBW	FS Bancorp Inc.	WA	$17.19	$56.30	$1.11	$19.40	14.95x	88.60%	12.76%	88.60%	15.46x	$0.24	1.40%	19.13%	$436	14.40%	14.40%	0.27%	0.84%	5.57%	0.81%	5.39%	
IROQ	IF Bancorp Inc.	IL	$17.15	$75.27	$0.85	$18.26	20.66x	93.90%	13.13%	93.90%	20.23x	$0.10	0.58%	12.05%	$578	13.98%	13.98%	0.91%	0.62%	4.17%	0.63%	4.25%	
RVSB	Riverview Bancorp Inc.	WA	$3.74	$83.60	$0.83	$4.42	4.51x	84.58%	10.20%	113.92%	4.52x	$0.00	0.00%	NM	$825	12.11%	9.29%	3.88%	2.31%	21.34%	2.31%	21.12%	
TSBK	Timberland Bancorp Inc.	WA	$10.50	$74.83	$0.63	$11.54	15.91x	90.97%	10.17%	97.80%	16.72x	$0.20	1.90%	24.24%	$728	11.18%	10.48%	5.63%	0.69%	6.03%	0.66%	5.77%	

(1) Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3) Indicated 12 month dividend, based on last quarterly dividend declared.
(4) Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5) ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7) Financial information is as of or for the twelve months ended March 31, 2014.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22
the midpoint value reflected discounts of 30.9% and 34.8%, respectively. At the top of the super range or supermaximum, the Bank’s P/B and P/TB ratios both equaled 70.22%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 20.2% and 27.7%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 21.5% and 25.9%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable in consideration of the Bank’s higher pro forma equity ratio and in consideration of the trading of recent standard conversions.
3.    Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio, which is computed herein. At the $99.0 million midpoint of the valuation range, the Bank’s value equaled 11.32% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 11.84%, which implies a discount of 4.4% has been applied to the Bank’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 11.46%, the Bank’s pro forma P/A ratio at the midpoint value reflects a discount of 1.2%.
Comparison to Recent Offerings
As indicated at the beginning of this section, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals).
As discussed previously, the two standard conversion offerings that were completed during the past three months had an average pro forma P/TB ratio at closing of 71.14%. In comparison to the 71.14% average closing forma P/TB ratio of the two recent standard conversions, the Bank’s P/TB ratio of 61.80% at the midpoint value reflects an implied discount of 13.1%. At the top of the super range, the Bank’s P/TB ratio of 70.22% reflects an implied discount of 1.3% relative to the recent standard conversions average P/TB ratio at closing. The current average P/TB ratio of these recent standard conversions equaled 87.79%, based on closing stock prices as of August 15, 2014. In comparison to the current average P/TB ratio of

RP® Financial, LC.	VALUATION ANALYSIS
IV.23
these recent standard conversions, the Bank’s P/TB ratio at the midpoint value reflects an implied discount of 29.6% and at the top of the super range reflects an implied discount of 20.0%.
Valuation Conclusion
Based on the foregoing, it is our opinion that, as of August 15, 2014, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering and including the contribution to the Foundation is $98,960,000 at the midpoint, equal to 9,896,000 shares at $10.00 per share. The resulting range of value and pro forma shares are based on $10.00 per share and includes the contribution to the Foundation, which is set forth in the table on the following page. The Foundation will be funded with $400,000 in cash and the remainder in shares of common stock so that the total amount contributed is equal to 8% of the gross offering proceeds received by the Company in the offering.
Based on the pro forma valuation, the number of shares of common stock offered for sale will range from a minimum of 7,820,000 shares to a maximum of 10,580,000 shares, with a midpoint offering of 9,200,000 shares. Based on an offering price of $10.00 per share, the amount of the offering will range from a minimum of $78,200,000 to a maximum of $105,800,000 with a midpoint of $92,000,000. If market conditions warrant, the number of shares offered can be increased to an adjusted maximum or supermaximum of 12,167,000 shares (equal to an offering of $121,670,000 at the offering price of $10.00 per share. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.5 and are detailed in Exhibit IV-7 and Exhibit IV-8.

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

First Northwest Bancorp
Standard Conversion Offering @ $92.0 Million Midpoint

		Offering	Foundation
	Total Shares	Shares	Shares
Shares
Supermaximum	13,100,360	12,167,000	933,360
Maximum	11,386,400	10,580,000	806,400
Midpoint	9,896,000	9,200,000	696,000
Minimum	8,405,600	7,820,000	585,600

Distribution of Shares
Supermaximum	100.00%	92.88%	7.12%
Maximum	100.00%	92.92%	7.08%
Midpoint	100.00%	92.97%	7.03%
Minimum	100.00%	93.03%	6.97%

Aggregate Market Value(1)
Supermaximum	$131,003,600	$121,670,000	$9,333,600
Maximum	113,864,000	105,800,000	8,064,000
Midpoint	98,960,000	92,000,000	6,960,000
Minimum	84,056,000	78,200,000	5,856,000

(1) Based on offering price of $10.00 per share.